UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-A

TIER 2 OFFERING
OFFERING STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

MYCOTOPIA THERAPIES, INC.
(Exact name of registrant as specified in its charter)

Date: January 6, 2022

Nevada	2833	87-0645794
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification Number)

18851 NE 29th Avenue, Suite 700 Aventura, Florida 33180

Phone: (954)-233-3511
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Please send copies of all correspondence to:

Jonathan D. Leinwand, Esq.
Jonathan D. Leinwand, P.A.
18305 Biscayne Blvd., Suite 200
Aventura, FL 33160
Phone: (954) 903-7856
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6

PART I – END

Preliminary Offering Circular dated January 6, 2022

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

MYCOTOPIA THERAPIES, INC.
18851 NE 29th Avenue, Suite 700
Aventura, FL 33160
Phone: (954) 903-7856

Maximum Offering: $15,000,000

Minimum Purchase per Investor: $50,000
Up to a Maximum of 1,500,000 Preferred Shares

(Including up to 15,000,000 shares of common stock

underlying the Preferred Shares)
Offering Price of $10.00 per Share

This is the public offering of securities of Mycotopia Therapies, Inc., a Nevada corporation. We are offering 1,500,000 shares of our Preferred Stock, par value $0.001 per share (the “Preferred Stock”), at an offering price of $10.00 per share (the “Offered Shares”). This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 5,000 Offered Shares ($50,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Company is using the S-1 format for its disclosure in this Offering Circular.

The Common Stock offered hereby is convertible into common stock of the Company that is quoted on the OTC Pink marketplace under the symbol “TPIA”.

Investing in our Preferred Stock involves a high degree of risk. See “Risk Factors” section of this Offering Circular for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

Securities Offered by the Company	Price Per Share to Public	Total Number of Shares Being Offered	Broker- Dealer discount and commissions (1)	Proceeds to issuer (2)
Per Share of Preferred Stock	$10.00	-	$-	$10.00
Total Maximum	$15,000,000	1,500,000	$-	$15,000,000

(1)

We may offer the shares of our common stock through registered broker-dealers or a selling agent and we may pay finders, although we have no current arrangements to do so. We currently do not have any specific plans or arrangements to use a selling agent, broker-dealer or finder; however, if we choose to do so in the future, information about any such broker dealer, selling agent, or finder shall be disclosed in an amendment to this Offering Circular.

(2)	This does not account for the payment of expenses of this offering, which is currently estimated to be approximately $50,000. See “Plan of Distribution.”

*	An Issuer may raise an aggregate of $75.0 million in a 12-month period pursuant to Tier 2 of Regulation A of the Securities Act of 1933, as amended (the “Securities Act”).

Our Board of Directors used its business judgment in setting a value of $10.00 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

In this Offering Circular, unless the context indicates otherwise, references to “Mycotopia Therapies, Inc.”, “Mycotopia”, “TPIA”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Mycotopia Therapies, Inc.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

We, and if applicable, those selling Common Stock on our behalf in this offering, will be permitted to make a determination that the purchasers of Common Stock in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (the “Securities Act”). For general information on investing, we encourage you to refer to www.investor.gov.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Common Stock is being offered and sold only to “qualified purchaser” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.

earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

The speculative nature of the business;

Our reliance on suppliers and vendors;

Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

Our ability to effectively execute our business plan;

Our ability to manage our expansion, growth and operating expenses;

Our ability to finance our businesses;

Our ability to promote our businesses;

Our ability to compete and succeed in highly competitive and evolving businesses;

Our ability to respond and adapt to changes in technology and customer behavior; and

Our ability to protect our intellectual property and to develop, maintain and enhance our business strategy.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

We were incorporated in Nevada on January 21, 2000, under the name RM Investors, Inc. In March 2014, under the terms of an Exchange Agreement and Plan of Reorganization, we acquired 100% of the issued and outstanding shares of our subsidiary 20/20 Produce Sales, Inc., an Idaho corporation that was incorporated on December 22, 1994. On March 26, 2014, we amended and restated our articles of incorporation to increase our authorized shares of common stock to 100,000,000 shares, par value $0.001, and to authorize 5,000,000 shares of preferred stock, par value $0.001. In connection with this reorganization, we obtained a new CUSIP number for our common stock, FINRA approval of our name change from RM Investors, Inc. to 20/20 Global, Inc., and a new trading symbol for our shares on the OTC market place and effected a 2-for-1 forward split of the then issued and outstanding shares of our common stock. In May 2021 we changed our name to Mycotopia Therapies, Inc. and our trading symbol became TPIA. We have one subsidiary, 20/20 Produce, Inc. Our board of directors consists of Ben Kaplan and Mark Croskey.

In December 2020, we entered into definitive agreements with Ehave, Inc., an Ontario corporation, Mycotopia Therapies Inc., a Florida corporation and wholly owned subsidiary of Ehave, Inc., and the former and current directors of 20/20 Global that provide for the 20/20 Global’s purchase of all of the outstanding stock of Mycotopia Therapies, Inc. from Ehave, Inc.

Since the reverse merger on January 20, 2021 (the “Closing”), the Company has been leveraging its relationship with its parent company, Ehave, Inc. (“EHVVF”) to integrate the use of digital and data therapeutics to measure the effect of Psylicibin and related compounds on mental health. The Company has been negotiating with third parties to integrate EHVVF’s EEG brain cap technology to capture neurological data during the use of mental health therapies involving the use of Psylicibin and related compounds. The Company believes that the mental health benefits bestowed by these compounds are numerous, particularly to combat depression and addiction, and is aligning itself with the evolving legal and policy landscape of mental health regulation.

References to “us,” “we,” “our,” and correlative terms refer to Mycotopia Therapies, Inc., a Nevada corporation and our wholly owned subsidiary, Mycotopia Therapies, Inc., a Florida corporation, through which we conducted our activities.

Overview

Prior to the January 2021 Closing with Ehave, we were a distributor of fresh produce with a tradition of service for the past 20 years. Since the acquisition of Mycotopia Therapies (Florida) we have adopted its business plan. Mycotopia Therapies promotes the study of psychedelics for the treatment of mental health issues and supports the creation of both natural and synthetic molecules for the development of appropriate treatments. Through its investment in Psychedelitech, it sponsors conferences regarding the legal psychedelics industry. Mycotopia also intends to deploy technology form its parent company, Ehave Inc., in the collection of research and clinical data to further the study the effect of psychedelics in the treatment of mental health issues.

Dividends

The payment of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception and have no present intention of paying any cash dividends on our common stock in the foreseeable future.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Trading Market

The Common offered hereby is quoted on the OTC Pink marketplace under the symbol “TPIA”.

THE OFFERING

Issuer:	Mycotopia Therapies, Inc.

Securities offered:	1,500,000 shares of our Series B Preferred Stock, par value $0.001 per share (the “Preferred Stock”) at an offering price of $10.00 per share (the “Offered Shares”). (See “Distribution.”).

Number of Shares of Preferred Stock outstanding before the offering	0

Number of Shares of Preferred Stock outstanding after the offering	1,500,000

Number of shares of Common Stock outstanding before the offering:	13,957,957 issued and outstanding as of December 8, 2021.

Price per share:	$10.00

Trading Market:	Our Preferred Stock is not traded on any market. The common stock into which the Preferred Stock is convertible, is quoted on the OTC Pink marketplace under the symbol “TPIA”.

Use of Proceeds:

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $14,950,000. We will use these net proceeds for working capital and other general corporate purposes.

Conversion of the Series B Preferred Stock:

Each Offered Share of Series B Preferred Stock is convertible, at the option of the holder, at any time, and from time to time, into that number of fully paid and nonassessable shares of Common Stock (whether whole or fractional) that have a Fair Market Value, in the aggregate, equal to, and based on, the Series B Conversion Price. The “Series B Conversion Price” shall initially be equal to a value of $10.00, per share. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be further converted into shares of Common Stock, shall be subject to adjustment for Reclassification, Exchange, Substitution, Sales, Reorganizations, Mergers or Consolidations, as set forth in section 4.4 of the Series B Preferred Stock Certificate of Designation, which is an Exhibit hereto. “Fair Market Value” shall mean as of any date of determination, 80% of the average closing price of a share of Common Stock on the principal exchange or market on which such shares are then trading for the 20 trading days immediately preceding such date. However, in no case shall the conversion price per less than $1.00 (One Dollar) per share.

As an example, suppose Investor X purchases 10,000 Series B Preferred Shares under this Offering at $10.00 per share (for a total purchase price and value of $100,000) and the applicable average trading price of the Company’s common shares on conversion is $2.00 per share, Investor X would be entitled to receive 62,500 common shares on full conversion of the original Series B Preferred investment, calculated by applying 80% of $2.00 (being equal to $1.60) against the original investment value of $100,000.

Risk factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” below for additional detail.

Termination

This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”).

RISK FACTORS

Risks Related to Our Business and Industry

The auditors’ report for the years ended December 31, 2020 and 2019, contains an explanatory paragraph about our ability to continue as a going concern.

The report of our auditors on our consolidated financial statements for the years ended December 31, 2020 and 2019, contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We had a net loss of $157,235 and $253,222 from continuing operations for the years ended December 31, 2020 and 2019, respectively, and we have discontinued our operations, which raises substantial doubt about our ability to continue as a going concern. Our ability to continue our operations as a going concern is dependent on management’s plans, which includes successfully integrating Mycotopia Therapies, Inc. which was acquired subsequent to December 31, 2020. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Management believes that actions presently being taken will provide the opportunity for us to continue as a going concern.

We have no current business activities that will generate revenues in the near future.

We have no revenue and cannot predict when we will begin to generate revenue. We have recently changed our business plan to that of Mycotopia Therapies Inc., our wholly owned subsidiary acquired in January 2021.

We may not be able to establish new operations that generate revenue.

Following the Closing, we have changed our business plan. The Company seeks to take advantage of the interest in the use of compounds found in naturally occurring psychoactive compounds for the treatment of mental health issues. As this is a new business there can be no assurance that we will be able to generate revenue in the near term.

Our acquisition strategy may not be successful.

Our growth strategy may be based in part on growth through an acquisition of companies already in the business of investigating the use of Psylocibin and related compounds for the treatment of mental health issues, which poses a number of risks. We may not be successful in identifying appropriate acquisition candidates, consummating an acquisition on satisfactory terms, or adding any newly acquired or expanded business. We may issue additional shares of our common stock, incur long-term or short-term indebtedness, spend cash, or use a combination of these for all or part of the consideration paid in future acquisitions. The execution of our acquisition strategy could entail repositioning or similar actions that in turn require us to record impairments and other charges. Any such charges would reduce our earnings.

Our success depends on the services of our senior executives, the loss of whom could disrupt our operations.

Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team. We may not be able to retain our existing senior management personnel or attract additional qualified senior management personnel.

We are controlled by our principal shareholder.

As of December 14, 2021, Ehave, Inc. owned approximately 70% of our outstanding shares of common stock. Our CEO. Ben Kaplan, is also the CEO of Ehave. We expect our principal shareholder to continue to use its interest in our common stock: to significantly influence the direction of our management, the election of our entire board of directors, and the method and timing of the payment of dividends; to determine substantially all other matters requiring shareholder approval; and to control us. The concentration of our beneficial ownership may have the effect of delaying, deterring, or preventing a change in control, may discourage bids for our common stock at a premium over their market price, and may otherwise adversely affect the market price of our common stock.

Penny stock regulations will impose certain restrictions on resales of our securities, which may cause an investor to lose some or all of its investment.

The U.S. Securities and Exchange Commission has adopted regulations that generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share that is not traded on a national securities exchange or that has an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers that sell these securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction before the purchase. Further, if the price of the stock is below $5.00 per share and the issuer does not have $2.0 million or more net tangible assets or is not listed on a registered national securities exchange, sales of that stock in the secondary trading market are subject to certain additional rules promulgated by the U.S. Securities and Exchange Commission. These rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices, and disclosure of the compensation to the broker-dealer and the salesperson working for the broker-dealer in connection with the transaction. These rules and regulations may affect the ability of broker-dealers to sell our common stock, thereby effectively limiting the liquidity of our common stock. These rules may also adversely affect the ability of persons that acquire our common stock to resell their securities in any trading market that may exist at the time of such intended sale.

Our estimated income taxes could be materially different from income taxes that we ultimately pay.

We are subject to income taxes in the United States. Significant judgment and estimation is required in determining our provision for income taxes and related matters. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determinations are uncertain or otherwise subject to interpretation. Our determination of our income tax liability is always subject to review by applicable tax authorities and we are currently subject to audits in a number of jurisdictions. Although we believe our income tax estimates and related determinations are reasonable and appropriate, relevant taxing authorities may disagree. The ultimate outcome of any such audits and reviews could be materially different from estimates and determinations reflected in our historical income tax provisions and accruals. Any adverse outcome of any such audit or review could have an adverse effect on our financial condition and results of operations.

A variety of new laws, or new interpretations of existing laws, could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the U.S. and abroad that are costly to comply with, can result in negative publicity and diversion of management time and effort and can subject us to claims or other remedies. Some of these laws, such as income, sales, use, value-added and other tax laws and consumer protection laws, are applicable to businesses generally and others are unique to the various types of businesses in which we are engaged

Any failure on our part to comply with applicable laws may subject us to additional liabilities, which could adversely affect our business, financial condition and results of operations. In addition, if the laws to which we are currently subject are amended or interpreted adversely to our interests, or if new adverse laws are adopted, our products and services might need to be modified to comply with such laws, which would increase our costs and could result in decreased demand for our products and services to the extent that we pass on such costs to our customers. Specifically, in the case of tax laws, positions that we have taken or will take are subject to interpretation by the relevant taxing authorities. While we believe that the positions we have taken to date comply with applicable law, there can be no assurances that the relevant taxing authorities will not take a contrary position, and if so, that such positions will not adversely affect us. Any events of this nature could adversely affect our business, financial condition and results of operations.

We may fail to adequately protect our intellectual property rights or may be accused of infringing the intellectual property rights of third parties.

We regard our intellectual property rights, including trademarks, domain names, trade secrets, copyrights and other similar intellectual property, as critical to our success. We intend, in due course, subject to legal advice, to apply for trademark, copyright and/or patent protection in the United States and other jurisdictions. We regard our intellectual property, including our software and trademark, as valuable assets and intend to vigorously defend them against infringement. Effective trademark protection may not be available or may not be sought in every country in which products and services are made available and contractual disputes may affect the use of marks governed by private contract. We have reserved and registered certain domain names, however not every variation of a domain name may be available or be registered, even if available.

While there can be no assurance that registered trademarks and copyrights will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our Company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

We also rely upon trade secrets and certain copyrightable and patentable proprietary technologies.

We will rely on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect our various intellectual property rights. For example, we plan to apply to register and renew, or secure by contract where appropriate, trademarks and service marks as they are developed and used, and continue to reserve, register and renew domain names as we deem appropriate.

We also plan to apply for copyrights and patents or for other similar statutory protections as we deem appropriate, based on then current facts and circumstances. No assurances can be given that any copyright or patent application we file will result in a copyright or patent being issued, or that any future copyright or patent will afford adequate protection against competitors and similar technologies. In addition, no assurances can be given that third parties will not create new products or methods that achieve similar results without infringing upon copyrights or patents we may own in the future.

Despite these measures, our intellectual property rights may still not be protected in a meaningful manner, challenges to contractual rights could arise or third parties could copy or otherwise obtain and use our intellectual property without authorization. The occurrence of any of these events could result in the erosion of our brands and limitations on our ability to control marketing on or through the internet using our various domain names, as well as impede our ability to effectively compete against competitors with similar technologies, any of which could adversely affect our business, financial conditions and results of operations.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks, copyrights, patents and other intellectual property rights held by third parties. In addition, litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations. Patent litigation tends to be particularly protracted and expensive.

If we fail to effectively manage our growth, our business and operating results could be harmed.

If we experience rapid growth in our headcount and operations, it will place significant demands on our management, operational and financial infrastructure. We intend to continue to make substantial investments to expand our operations, research and development, sales and marketing and general and administrative organizations. We face significant competition for employees, particularly engineers, designers and product managers, from other high-growth companies, which include both publicly-traded and privately-held companies, and we may not be able to hire new employees quickly enough to meet our needs. To attract highly skilled personnel, we will need to continue to offer, highly competitive compensation packages. As we continue to grow, we are subject to the risks of over-hiring, over-compensating our employees and over-expanding our operating infrastructure, and to the challenges of integrating, developing and motivating a rapidly growing employee base. If we fail to effectively manage our hiring needs and successfully integrate new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business and operating results could be adversely affected.

We will depend on highly skilled personnel to grow and operate our business, and if we are unable to hire, retain and motivate its personnel, we may not be able to grow effectively.

Our future success will depend upon our continued ability to identify, hire, develop, motivate and retain highly skilled personnel, including senior management, engineers, designers and product managers. Our ability to execute efficiently is dependent upon contributions from our employees, in particular our senior management team. We do not maintain key person life insurance for any employee. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed. Our growth strategy also depends on our ability to expand our organization with highly skilled personnel. Identifying, recruiting, training and integrating qualified individuals will require significant time, expense and attention. Competition for highly skilled personnel is intense, We may need to invest significant amounts of cash and equity to attract and retain new employees and we may never realize returns on these investments. If we are not able to effectively add and retain employees, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed.

Risks Related to Our Company

Common Stock

Trading of our stock is restricted by the Securities Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our common stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common stock price has been volatile, and your investment could lose value.

The trading price of our common stock has been volatile and could be subject to wide fluctuations due to various factors. The timing of announcements in the public market regarding new products, product enhancements or technological advances by us or our competitors, and any announcements by us or our competitors of acquisitions, major transactions or management changes could also affect our stock price. Our stock price is subject to speculation in the press and the analyst community, changes in recommendations or earnings estimates by financial analysts, changes in investors’ or analysts’ valuation measures for our stock and market trends unrelated to our performance. A significant drop in our stock price could also expose us to the risk of securities class action lawsuits, which could result in substantial costs and divert management’s attention and resources, which could adversely affect our business. Moreover, if the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

The trading volume of our common stock has been low, and the sale of a substantial number of shares in the public market could depress the price of our common stock.

Our common stock is traded on the OTC Markets Group marketplace and historically has had a low average daily trading volume relative to many other stocks. Thinly traded stocks can have more price volatility than stocks trading in an active public market, which can lead to significant price swings even when a relatively small number of shares are being traded and can limit an investor’s ability to quickly sell blocks of stock. If there continues to be low average daily trading volume or price in our common stock investors may be unable to quickly liquidate their investments or at prices investors consider to be adequate.

Because our common stock is quoted and traded on the OTC Markets Group marketplace, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the OTC Markets Group marketplace or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Risks Relating to the Early Stage of our Company and Ability to Raise Capital

We are at a very early stage and our success is subject to the substantial risks inherent in the establishment of a new business venture.

The implementation of our business strategy is in a very early stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business and prospective operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, many of which are beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

We expect to suffer continued operating losses and we may not be able to achieve profitability.

We expect to continue to incur significant development and marketing expenses in the foreseeable future related to the launch and commercialization of our products and services. As a result, we will be sustaining substantial operating and net losses, and it is possible that we will never be able to achieve profitability.

We may have difficulty raising additional capital, which could deprive us of necessary resources.

In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through public or private debt or equity financing, collaborative relationships or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of the capital markets, the market price of our common stock, and the development of competitive projects by others. Because our common stock is not listed on a major stock market, many investors may not be willing or allowed to purchase our common shares or may demand steep discounts. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

If we are unsuccessful in raising additional capital, or the terms of raising such capital are unacceptable, we may have to modify our business plan and/or significantly curtail our planned activities. If we are successful raising additional capital through the issuance of additional equity, our investor’s interests will be diluted.

There are substantial doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

Our ability to become a profitable operating company is dependent upon our ability to generate revenues and/or obtain financing adequate to implement our business plan. Achieving a level of revenues adequate to support our cost structure, our continued operating losses and our net cash used in operations has raised substantial doubts about our ability to continue as a going concern. We plan to attempt to raise additional equity capital by issuing shares and, if necessary through one or more private placement or public offerings, and via the securities purchase agreement/equity line financing. However, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital.

Failure to effectively manage our growth could place additional strains on our managerial, operational and financial resources and could adversely affect our business and prospective operating results.

Our anticipated growth is expected to continue to place a strain on our managerial, operational and financial resources. Further, as we expand our user and advertiser base, we will be required to manage multiple relationships. Any further growth by us, or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to implement our business plan, and could have a material adverse effect upon our financial condition, business prospects and prospective operations and the value of an investment in our company.

We may fail to raise sufficient capital.

To the extent that we fail to obtain sufficient operating capital, we may be unable to deal with presently unforeseen contingencies in the future or be able to fund our operations. In addition, we may have more difficulty or find it impossible, to raise third party financing from investors or financial institutions.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreements, which could result in less favorable outcomes to investors in any action under that agreement.

Investors in this offering will be bound by the subscription agreement that includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claim under the federal securities laws.  If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Nevada, which governs the subscription agreement, in a court of competent jurisdiction in the State of Florida. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to investors in such an action. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

The Company’s exclusive forum provision in the Subscription Agreement attached as Exhibit 4.1 does not apply to claims arising under the federal securities laws and the rules and regulations thereunder, including the Securities Act and the Exchange Act, and there are risks and other potential impacts of this exclusive forum provision to investors in this Offering.

The Subscription Agreement for this Offering provides that, unless we consent in writing to the selection of an alternative forum, the state and federal courts located in Broward County, Florida will be the sole and exclusive forum for substantially all disputes between us and subscribers to this Offering, which could limit your ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act and does not apply to claims arising under the federal securities laws. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and you cannot waive our compliance with these laws, rules, and regulations.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities pursuant hereto shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit your ability to bring a claim in a judicial forum of your choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the choice of forum provision contained in the Subscription Agreement, to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

General Risk Factors

Investment in our Stock involves a high degree of risk. You should carefully consider, among other matters, the following risk factors in addition to the other information in this offering, our Annual Report on Form 10K, our Quarterly Reports on Form 10Q and our other public filings when evaluating our business because these risk factors may have a significant impact on our business, financial condition, operating results or cash flow. If any of the material risks described below or in subsequent reports we file with the Securities and Exchange Commission (“SEC”) actually occur, they may materially harm our business, financial condition, operating results or cash flow. Additional risks and uncertainties that we have not yet identified or that we presently consider to be immaterial may also materially harm our business, financial condition, operating results or cash flow.

USE OF PROCEEDS

We estimate that, at a per share price of $10.00, the net proceeds from the sale of the shares in this offering will be approximately $14,950,000, after deducting the estimated offering expenses of approximately $50,000.

The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the securities offered for sale by the Company at $10.00 per share. No assurance can be given that we will raise the full $15,000,000 as reflected in the following table:

Shares Offered (% Sold)	Shares Sold (100%)	Shares Sold (75%)	Shares Sold (50%)	Shares Sold (25%)
Total Offering Amount	$15,000,000	$11,250,000	$7,500,000	$3,750,000
Approximate Offering Expenses (1)
Misc. Expenses	20,000	20,000	20,000	20,000
Legal, Accounting and Audit	30,000	30,000	30,000	30,000
Total Offering Expenses	50,000	50,000	50,000	50,000
Total Net Offering Proceeds	14,950,000	11,200,000	7,450,000	3,700,000
Principal Uses of Net Proceeds (2)
Advertising and marketing	$1,000,000	$1,000,000	$750,000	$350,000
Compensation to officer employees, consultants, support staff (3)	$1,200,000	$1,000,000	$650,000	$300,000
Legal, investor relations, accounting, IT, servers, miscellaneous fees	$1,300,000	$1,000,000	$550,000	$250,000
Research and Development	$4,000,000	$3,200,000	$2,000,000	$1,000,000
Acquisitions	$4,000,000	$3,200,000	$2,000,000	$1,000,000
Working Capital	$1,950,000	$1,800,000	$1,500,000	$800,000

Total Principal Uses of Net Proceeds	$14,950,000	$11,200,000	$7,450,000	$3,700,000

(1)	These amounts are estimates.

(2)	These figures are estimates.

(3)	The Company may use proceeds received and slates for this line item in order to pay all or a portion of any accrued and unpaid salaries of executives as discussed elsewhere in this Offering Circular.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including negotiations with the other parties in the merge and acquisitions process of the target companies, the amount of cash available from other sources and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

DILUTION

If you purchase shares in this offering, your ownership interest in our Preferred Stock or as converted common stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and its converted value into common shares and the net tangible book value per share of our common stock after this offering.

Our historical net tangible book value as of was $731,152 or $.0525 per then-outstanding shares of our common stock, which does not include common stock “issuable” of at Historical net tangible book value per share equals the amount of our total tangible assets, less total liabilities, divided by the total number of shares of our common stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Preferred Stock shares offered for sale at $10.00 per share in this offering, equating to its 80% common stock conversion value per Preferred Share (after deducting estimated offering expenses of $50,000):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each common share conversion from this offering (1)	$1.696	$1.696	$1.696	$1.696

Historical net tangible book value per common share as of September 30, 2021 (2)	$.0525	$.0525	$.0525	$.0525

Increase in net tangible book value per common share attributable to new investors in this offering (3)	$.6360	$.5285	$.3932	$.2220

Net tangible book value per common share, after this offering	$.6885	$.5810	$.4457	$.2745

Dilution per common share to new investors	$1.0075	$1.109	$1.2443	$1.4215

(1)	Based on a common stock price of $2.12 (the closing price of TPIA common shares quoted on OTC Markets Group on December 16, 2021).

(2)	Based on net tangible book value of $731,152 and outstanding common shares of 13,932,537 as of September 30, 2021.

(3)	After deducting estimated offering expenses of $50,000.

DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

We intend to sell the shares in the primary offering through the efforts of our officers and employees, who will not receive any compensation for offering or selling the shares in our primary offering. We believe that our officers and employees are exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Ben Kaplan:

§	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and

§	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

§	is not an associated person of a broker or dealer; and

§	meets the conditions of the following:

§	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

§	was not brokers or dealers, or an associated person of a broker or dealer, within the preceding 12 months; and

§	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

§	the information set forth in this Offering Circular and otherwise available;

§	our history and prospects and the history of and prospects for the industry in which we compete;

§	our past and present financial performance;

§	our prospects for future earnings and the present state of our development;

§	the general condition of the securities markets at the time of this Offering;

§	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

§	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate at the Company’s discretion or, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Contact us via phone or email.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been deposited to the Company’s account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best effort’s basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)

You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)

You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)

You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)

You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Overview

Mycotopia Therapies, Inc. (“Mycotopia Therapy”) focuses on the use of psychedelics for the treatment of mental health issues. We intend to provide psychedelic therapies through technology-focused, data-driven, and medical-based solutions for people dealing with anxiety, depression, bipolar disorders, PTSD, ADHD, autism, and addictions. With a primary focus of helping patients heal and reclaim their life, Mycotopia Therapy endeavors to guide individuals through their journey of healing. This is accomplished by acquiring an understanding of the causes and works to mental wellness through psychedelic enhanced psychotherapy, integrated with a professional team of mental wellness practitioners and cutting-edge technology. Psychedelic therapy is a holistic and spiritual approach providing healing and has shown successful treatment for many years.

Recent Developments

Ehave, Inc, a publicly traded company, sold 100% of its wholly-owned subsidiary Mycotopia Therapies, Inc., a Florida corporation, to the Company (previously known as 20/20 Global Inc.) On May 4, 2021, 20/20 Global, Inc. changed its name to Mycotopia Therapies, Inc. and changed its OTC Markets’ trading symbol to TPIA. As a result of the transaction closing, Ehave controls approximately 75.77% of our outstanding shares

Comparison of the Three Months Ended September 30, 2021 and 2020

General and administrative

General administrative expenses consist primarily of costs associated without overall operations and being a public company. The costs include legal and professional services, corporate and compliance related fees.

General and administrative expense for the three months ended September 30, 2021 totaled $2,354,600, an increase of $2,348,668 compared to $5,932 for the three months ended September 30, 2020. The increase was primarily due to an increase in stock-based compensation of $2,267,000 related to shares issued to consultants and board members. In addition, an increase of $58,100 in legal and professional fees in relation to being a public traded company, an increase of $26,267 in compensation and consulting fees, an increase of $12,246 of stock transfer fees, and an increase of $7,178 in other miscellaneous expenses.

Other expense

Other expense for the three months ended September 30, 2021 totaled $31,604, an increase of $31,052 compared to $552 for the three months ended September 30, 2020. The increase was due to interest expense on our loan with Ehave, Inc.

Comparison of the Nine Months Ended September 30, 2021 and 2020

General and administrative

General administrative expenses consist primarily of costs associated without overall operations and being a public company. The costs include legal and professional services, corporate and compliance related fees.

General and administrative expense for the nine months ended September 30, 2021 totaled $2,467,198, an increase of $2,460,161 compared to $7,037 for the nine months ended September 30, 2020. The increase was primarily due to an increase in stock-based compensation of $2,267,000 related to shares issued to consultants and board members. In addition, an increase of $58,100 in legal and professional fees in relation to being a public traded company, an increase of $26,267 in compensation and consulting fees, an increase of $12,246 of stock transfer fees, and an increase of $14,880 in other miscellaneous expenses.

Other expense

Other expense for the nine months ended September 30, 2021 totaled $34,655, an increase of $33,401 compared to $1,254 for the nine months ended September 30, 2020. The increase was due to interest expense on our loan with Ehave, Inc.

Liquidity and Capital Resources

To date, we have generated no revenues, experienced negative operating cash flows and have incurred operating losses from our activities. We expect to continue to fund our operations through the issuance of debt or equity. As of September 30, 2021, our accumulated deficit was $2,531,027. Such conditions raise substantial doubts about our ability to continue as a going concern.

As of September 30, 2021, we entered into term promissory notes with Ehave, Inc. (a majority shareholder) in the amount of $625,000, in the aggregate. The notes mature two years after the issuance date and bear an interest rate of 1.75% per year. As of September 30, 2021, we owe $625,000 in accordance with these notes.

Further, during the quarter ended March 31, 2020, a pandemic occurred. While the full impact of the pandemic continues to evolve, the financial markets have been subject to significant volatility that adversely impacts our ability to enter into, modify, and negotiate favorable terms and conditions relative to equity and debt financing initiatives. The uncertain financial markets, potential disruptions in supply chains, mobility restraints, and changing priorities could also affect our ability to enter into key agreements. The outbreak and government measures taken in response to the pandemic have also had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, have spiked, while demand for other goods and services, such as travel, have fallen. The future progression of the outbreak and its effects on our business and operations are uncertain. While expected to be temporary, these disruptions will negatively impact our sales, results of operations, financial condition, and liquidity during the next 12 months.

As of September 30, 2021, we had total current assets of $947,395 and total current liabilities of $216,243 resulting in working capital of $731,152. Net cash used in operating activities for the nine months ended September 30, 2021 was $145,357, which includes a net loss of $2,501,853, offset by changes in net working capital items related to the increase in accrued interest on our shareholder loan in the amount of $5,807 and an increase in accounts payable of $58,474, in addition to stock based compensation of $2,267,000, depreciation of $249, and amortization of $24,966.

As of September 30, 2021, we had cash of $947,395. We will need to raise significant additional capital to continue to fund operations. We may seek to sell common or preferred equity, convertible debt securities or seek other debt financing. In addition, we may seek to raise cash through collaborative agreements or from government grants. The sale of equity and convertible debt securities may result in dilution to our shareholders and certain of those securities may have rights senior to those of our common shares. If we raise additional funds through the issuance of preferred stock, convertible debt securities or other debt financing, these securities or other debt could contain covenants that would restrict our operations. Any other third-party funding arrangement could require us to relinquish valuable rights. The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our product and programs as well as commercial activities. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us, among other things, to delay, scale back or eliminate expenses including those associated with our planned product development and commercial efforts.

Operating Activities

During the first nine months of 2021 and 2020, the net cash outflow from operating activities was $145,357 and $7,067, respectively. The 2021 amount was comprised of our net loss of $2,501,853, offset by noncash stock-based compensation expense of $2,267,000, depreciation of $249, amortization of the debt discount of $24,966, and net increase in operating liabilities of $64,281. The 2020 amount was comprised of our net loss of $8,291, offset by a net increase in operating liabilities of $1,224.

Financing Activities

Financing activities totaling $985,000 for the nine months ended September 30, 2021 reflected $485,000 in proceeds from the sale convertible debt and proceeds of $500,000 from loans from shareholders.  Financing activities for the nine months ended September 30, 2020 consisted of $125,000 in proceeds from loans from shareholders.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on our balance sheets.

Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Principal Accounting Officer, evaluated the effectiveness of our disclosure controls and procedures as of September 30, 2021. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. As a result of a material weakness in our internal control over financial reporting, our Chief Executive Officer and Principal Accounting Officer concluded that our disclosure controls and procedures were not effective at the reasonable assurance level as of September 30, 2021, with no change in internal control procedures during the quarter.

Results of Operations

Years Ended December 31, 2020 and 2019

Sales and Cost of Sales

Due to the termination of our fresh produce business, we did not have any revenue or cost of revenue from continuing operations for the years ended December 31, 2020 and 2019.

Operating Expenses from Continuing Operations

Operating expenses from continuing operations for the years ended December 31, 2020 and 2019, consisted of general and administrative expenses of $42,965 and $123,576, respectively; salaries and wages of $86,455 and $119,298, respectively; and payroll taxes of $5,029, and $8,844, respectively, and stock based compensation of $44,608 and $0, respectively. General and administrative expenses consisted primarily of rent expense, professional fees, stock-based compensation and insurance costs. Our decrease in general and administrative expenses is the result of the discontinuance of our fresh produce distribution business and the pursuit of other business opportunities. The Company has employed cost savings strategies as we seek to find another active business that may be interested in acquiring us.

Other Income (Expense) from Continuing Operations

Other income of $2,214 for the year ended December 31, 2020 consisted of interest income. Other expense of $1,504 for the year ended December 31, 2019, consisted primarily of $16,253 of interest income and a $22,251 credit for the provision of income tax, which were offset with a $40,000 loss on a legal settlement.

Net Loss from Continuing Operations

We had a net loss from continuing operations for the years ended December 31, 2020 and 2019, of $157,235 and $253,222, respectively.

Net Income from Discontinued Operations

Net loss from discontinued operations for the year ended December 31, 2020 was $84,970. Net income from discontinued operations for the year ended December 31, 2019 was $258,025, due to the following:

From discontinued operations, we had revenue for the year ended December 31, 2020 and 2019, of $0 and $12,283,783, respectively. Our corresponding cost of revenues for the years ended December 31, 2020 and 2019, was $0 and $11,612,910, respectively. Gross profit for the same periods was $0 and $670,873, respectively.

Operating expenses from discontinued operations for the years ended December 31, 2020 and 2019, consisted of general and administrative expenses of $27,204 and $113,698, respectively; business development expenses of $0 and $42,080, respectively; salaries and wages of $57,766 and $212,500, respectively; and sales/marketing expenses of $0 and $27,967, respectively; and payroll taxes of $0, and $16,478, respectively.

Other income and from discontinued operations for the years ended December 31, 2020 and 2019, was $0 and $17,275, respectively. Provision for income tax expense from discontinued operations for the years ended December 31, 2020 and 2019 was $0 and $17,400, respectively.

Liquidity and Capital Resources

As of December 31, 2020, we had working capital of $454,306, down from working capital of $651,355 as of December 31, 2019. Our current assets of $455,455 consisted mainly of cash and a deposit for our acquisition of Mycotopia Therapies, Inc. We had retained earnings of $371,027 as of December 31, 2020, down from retained earnings of $613,232 as of December 31, 2019.

Operating activities used net cash of $302,805 for the year ended December 31, 2020, as compared to providing net cash of $98,667 for the year ended December 31, 2019. Investing activities used net cash of $349,000 and $1,000, respectively, for the years ended December 31, 2020 and 2019. We had a cash balance of $22,553 (net of $34,806 from discontinued operations) and $209,164 (net of $500,000 from discontinued operations) as of December 31, 2020 and 2019, respectively.

Our monthly operating costs averaged approximately $12,000 per month for the year ended December 31, 2020, excluding capital expenditures. We plan to fund our operations with our cash on hand.

Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have discontinued our produce operations, and we are pursuing other business opportunities. Our ability to continue our operations as a going concern is dependent on management’s plans, which includes successfully integrating Mycotopia Therapies, Inc. which was acquired subsequent to December 31, 2020. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

COMPLETION OF ACQUISITION OF DISPOSITION OF ASSETS

In December 2020, 20/20 Global, Inc. (“20/20 Global”) entered into definitive agreements with Ehave, Inc., an Ontario corporation (“Ehave”), Mycotopia Therapies Inc., a Florida corporation and wholly owned subsidiary of Ehave (“MYC”), and the former and current directors of 20/20 Global that provide for: (i) 20/20 Global’s purchase for $350,000 in cash of all of the outstanding stock of MYC from Ehave under a Stock Purchase Agreement, resulting in MYC becoming a wholly owned subsidiary of 20/20 Global; and (ii) the change of control of 20/20 Global’s board of directors and management under a Change of Control and Funding Agreement. In a related transaction, Ehave agreed to purchase 9,793,754 shares of 20/20 Global common stock, which constitute approximately 75.77% of the issued and outstanding shares of 20/20 Global’s common stock, for $350,000 in cash through a Stock Purchase Agreement (“MYC SPA”) with 20/20 Global stockholders Mark D. Williams, Colin Gibson, and The Robert and Joanna Williams Trust. Prior to these transactions, neither 20/20 Global nor its officers and directors had a material relationship with Ehave, MYC, or their respective officers and directors.

A closing of the transactions contemplated by the above documents initially scheduled for January 4, 2021, was delayed by agreement. All of the above transactions were closed on January 19, 2021.

As a result of the MYC SPA, MYC became a wholly owned subsidiary of 20/20 Global, through which we plan to conduct our operations. MYC is a start-up enterprise that proposes to develop a business to provide psychedelic-enhanced holistic methodologies to improve mental wellbeing. In the next five years, our business model will focus on the following areas: palliative care, depression, and anxiety. We will leverage our minority equity interest in PsychedeliTech Inc. to create new opportunities for our shareholders and partners. We hope to license and acquire access to technology and companies that will build added value for our company as this industry matures.

On March 15, 2014, under the terms of an Exchange Agreement and Plan of Reorganization, we acquired 100% of the issued and outstanding shares of our subsidiary 20/20 Produce Sales, Inc., an Idaho corporation that was incorporated on December 22, 1994. Our business operations are conducted through our wholly owned subsidiary. In connection with this reorganization, we obtained a new CUSIP number for our common stock, FINRA approval of our name change from RM Investors, Inc. to 20/20 Global, Inc. and a new trading symbol for our shares on the OTC market place, and effected a 2-for-1 forward split of the then-issued and outstanding shares of our common stock.

In December 2020, we entered into definitive agreements with Ehave, Inc., an Ontario corporation, Mycotopia Therapies Inc., a Florida corporation and wholly owned subsidiary of Ehave, Inc., and the former and current directors of 20/20 Global that provide for the 20/20 Global’s purchase of all of the outstanding stock of Mycotopia Therapies, Inc. from Ehave, Inc. (see Note 10).

Since the reverse merger on January 20, 2021 (the “Closing”), the Company has been leveraging its relationship with its parent company, Ehave, Inc. (“EHVVF”) to integrate the use of digital and data therapeutics to measure the effect of Psylocibin and related compounds on mental health.

20/20 Global, Inc.

Pro Forma Condensed Combined Balance Sheet (Unaudited)

Historical Pro Forma

As of December 31, 2019

ASSETS	20/20 Global, Inc.	Mycotopia Therapies Inc.		Adjustments	Combined Balance Sheet
Current assets
Cash	$ 209,164	$-		$-	$ 209,164
Prepaid expenses and other current assets	7,606	-		-	7,606
Other deposits and receivables	50,100	-		-	50,100
Note receivable	1,000	-		-	1,000
Assets of discontinued operations	946,715	-	A	(350,000)	596,715
Total current assets	1,214,585	-			864,585

Property, plant and equipment, net	548	-		-	548
Investment in PsyTech Inc.	-	-	B	210,000	210,000
Goodwill	-	-	A	350,220	350,220

TOTAL ASSETS	$ 1,215,133	$-		$210,220	$ 1,425,353

LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable and accrued expenses	$ 55,967	$220		$-	$ 56,187
Liabilities of discontinued operations	507,263	-		-	507,263

Total liabilities	563,230	220		-	563,450

Stockholders' equity
Preferred stock, $0.001 par value; 5,000,000 shares authorized and no shares issued or outstanding	-	-		-	-
Common stock $0.001 par value; 100,000,000 shares authorized, 12,425,420 shares issued and outstanding as of December 31, 2019	12,425	-		-	12,425
Additional paid-in capital	26,246	-	B	210,000	236,246
Retained earnings	613,232	(220)	A	220	613,232
Total stockholders' equity	651,903	(220)		210,220	861,903

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,215,133	$-		$210,220	$ 1,425,353

Going Concern

The accompanying consolidated financial statements have been prepared on the assumption that we will continue as a going concern. As discussed in Note 1, we have discontinued our operations as of December 31, 2020. We had a net loss of loss of $157,235 from continuing operations for the year ended December 31, 2020. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue our operations as a going concern is dependent on management’s plans, which includes successfully integrating Mycotopia Therapies, Inc. which was acquired subsequent to December 31, 2020. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Critical Accounting Policies and Estimates

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations when such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see the notes to our December 31, 2020 and September 30, 2021, financial statements. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. We cannot assure that actual results will not differ from those estimates.

Revenue Recognition and Cost of Goods Sold

Effective January 1, 2018, we adopted ASC Topic 606, Revenue from Contracts with Customers. Under ASC Topic 606, we recognize revenue from the commercial sales of products and licensing agreements by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Our shipping terms typically specify FOB origination, at which time title and risk of loss have passed on to the customer as well as shipping and handling fees. Shipping and handling costs and fees are treated as a delivered load. On a delivered load versus an FOB load, we take the billing and pay the carriers. We contract with the carrier and, therefore, handle the shipping and handling charges and treat it as a “delivered sale.”

Income Taxes

We adopted ASC Topic 740-10-25, Income Taxes—Recognition, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC Topic 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC Topic 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC Topic 740-10-25.

Share-based Expenses or Stock Based Compensation

We follow ASC Topic 718, Compensation—Stock Compensation, which prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values on the grant date. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

We accounted for stock-based compensation issued to nonemployees and consultants in accordance with the provisions of ASC Topic 505-50, Equity-Based Payments to Non-Employees, until December 31, 2018. Measurement of share- based payment transactions with nonemployees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Upon the adoption of Accounting Standards Updates (“ASU”) 2018-07, Compensation–Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, we measured the fair value of equity instruments for nonemployee-based payment awards on the grant date.

Recently Issued Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, which allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. We adopted this ASU on January 1, 2019. The adoption of ASU 2018-07 did not have a material impact on our consolidated financial statements.

Recently issued accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that require adoption and that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

Basic and Diluted Net Loss Per Share

We compute net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the statement of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Off-Balance Sheet Arrangements

We do not have any off -balance sheet arrangements.

BUSINESS

The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Offering Circular.

Business Overview

Mycotopia Therapies promotes the study of psychedelics for the treatment of mental health issues and supports the creation of both natural and synthetic molecules for the development of appropriate treatments. Through its investment in Psychedelitech, it sponsors conferences regarding the legal psychedelics industry. Mycotopia also intends to deploy technology form its parent company, Ehave Inc., in the collection of research and clinical data to further the study the effect of psychedelics in the treatment of mental health issues.

History

Mycotopia Therapies, Inc., a Nevada corporation (the “Company”), was incorporated in the State of Nevada on January 21, 2000, under the name RM Investors, Inc. In March 2014, under the terms of an Exchange Agreement and Plan of Reorganization, we acquired 100% of the issued and outstanding shares of our subsidiary 20/20 Produce Sales, Inc., an Idaho corporation that was incorporated on December 22, 1994. On March 26, 2014, we amended and restated our articles of incorporation to increase our authorized shares of common stock to 100,000,000 shares, par value $0.001, and to authorize 5,000,000 shares of preferred stock, par value $0.001. In connection with this reorganization, we obtained a new CUSIP number for our common stock, FINRA approval of our name change from RM Investors, Inc. to 20/20 Global, Inc., and a new trading symbol for our shares on the OTC marketplace and effected a 2-for-1 forward split of the then issued and outstanding shares of our common stock.

In December 2020, we entered into definitive agreements with Ehave, Inc., an Ontario corporation, Mycotopia Therapies Inc., a Florida corporation and wholly owned subsidiary of Ehave, Inc., and the former and current directors of 20/20 Global that provide for the 20/20 Global’s purchase of all of the outstanding stock of Mycotopia Therapies, Inc. from Ehave, Inc. In May 2021, we changed our name to Mycotopia Therapies Inc. Our trading symbol is TPIA. We have one subsidiary, Mycotopia Therapies Inc., a Florida corporation Our board of directors consists of Ben Kaplan and Mark Croskey.

Since the reverse merger on January 20, 2021 (the “Closing”), the Company has been leveraging its relationship with its parent company, Ehave, Inc. (“EHVVF”) to integrate the use of digital and data therapeutics to measure the effect of Psylicibin and related compounds on mental health. The Company has been negotiating with third parties to integrate EHVVF’s EEG brain cap technology to capture neurological data during the use of mental health therapies involving the use of Psylicibin and related compounds. The Company believes that the mental health benefits bestowed by these compounds are numerous, particularly to combat depression and addiction, and is aligning itself with the evolving legal and policy landscape of mental health regulation.

The Company seeks to take advantage of the interest in the use of compounds found in naturally occurring psychoactive compounds for the treatment of mental health issues.

References to “us,” “we,” “our,” and correlative terms refer to Mycotopia Therapies, Inc. and our wholly owned subsidiary, Mycotopia Therapies, Inc., a Florida corporation, through which we conducted our activities.

Business Strategy and Market

In November 2020, Oregon became the first U.S. state to legalize psilocybin. It has been estimated the psychedelic drugs market will grow 12.4% annually over the next seven years, reaching $10.75 billion in 20271. Several companies are running clinical trials to determine the efficacy of the use psilocybin and other psychedelics in the treatment of chronic pain, opioid withdrawal, and depression.

In the summer of 2021, Harvard Law School’s Petrie-Flom Center for Health Law Policy, Biotechnology, and Bioethics launched the Project on Psychedelics Law and Regulation. They noted that in 2017, the FDA designated MDMA a breakthrough therapy for post-traumatic stress disorder, and in 2018 the agency identified psilocybin as a breakthrough for treatment-resistant depression, indicating that psychedelics may represent substantial improvements over existing treatments for mental illness. They project the US market for psychedelics could reach $6.85 billion in 2027.

It is the Company’s intent to promote the current studies into psychedelics while developing a pipeline of pharmaceutical grade components for psychedelic based treatments.

We have entered into a supply agreement with HAVN Life Sciences to supply psilocybin for study. Mycotopia seeks to be one of the handful of companies to have an EU GMP API (active pharmaceutical ingredient) that we could move around the world to legal jurisdictions that we will form business relationships with labs, research institutions and drug manufactures.

Material Contracts

Completion of Acquisition of Disposition of Assets

In December 2020, we entered into definitive agreements with Ehave, Inc., an Ontario corporation (“Ehave”), Mycotopia Therapies Inc., a Florida corporation and wholly owned subsidiary of Ehave (“MYC”), and the former and current directors of 20/20 Global that provide for: (i) 20/20 Global’s purchase for $350,000 in cash of all of the outstanding stock of MYC from Ehave under a Stock Purchase Agreement, resulting in MYC becoming a wholly owned subsidiary of 20/20 Global; and (ii) the change of control of 20/20 Global’s board of directors and management under a Change of Control and Funding Agreement. In a related transaction, Ehave agreed to purchase 9,793,754 shares of 20/20 Global common stock, which constitute approximately 75.77% of the issued and outstanding shares of 20/20 Global’s common stock, for $350,000 in cash through a Stock Purchase Agreement (“MYC SPA”) with 20/20 Global stockholders Mark D. Williams, Colin Gibson, and The Robert and Joanna Williams Trust. Prior to these transactions, neither 20/20 Global nor its officers and directors had a material relationship with Ehave, MYC, or their respective officers and directors.

A closing of the transactions contemplated by the above documents initially scheduled for January 4, 2021, was delayed by agreement. All of the above transactions were closed on January 19, 2021.

As a result of the MYC SPA, MYC became a wholly owned subsidiary of 20/20 Global, through which we plan to conduct our operations. MYC is a start-up enterprise that proposes to develop a business to provide psychedelic-enhanced holistic methodologies to improve mental wellbeing. In the next five years, our business model will focus on the following areas: palliative care, depression, and anxiety. We will leverage our minority equity interest in PsychedeliTech Inc. to create new

1 US News and World Report, July 2, 2021, https://money.usnews.com/investing/stock-market-news/articles/psychedelic-stocks-to-watch opportunities for our shareholders and partners. We hope to license and acquire access to technology and companies that will build added value for our company as this industry matures.

On August 13, 2021, Mycotopia entered into a supply agreement with HAVN Life Sciences Inc., for the supply psilocybin in the form of an active pharmaceutical ingredient. The psilocybin would be provided through a licensed third party dealer pursuant to the Controlled Drugs and Substances Act (S.C. 1996, c. 19)(Canada). Delivery of the psilocybin will only be to parties allowed to receive it under applicable law in the jurisdiction where they are located. Mycotopia entered into the agreement with HAVN to secure a supply of GMP certified psilocybin in anticipation of its use in testing and development of new products.

Government Regulation

We do not engage in the manufacturing, production or sale Psylicibin we are not directly impacted by the US Controlled Substances Act (“CSA”). We will be supporting the research and development of therapies using Psylicibin by our partners in compliance with the CSA and FDA regulations related to clinical trials. The acceptance of the use of Psylicibin and related compounds for treatment of mental health issues.

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, recordkeeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs. We, along with our vendors, contract research organizations and contract manufacturers, will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals of drugs and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

In the United States, the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FDCA, as amended, its implementing regulations and other laws. If we fail to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other legal requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for ongoing studies, suspension or revocation of approved applications, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

Preclinical Studies and Clinical Trials for Drugs

Before testing any drug in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of drug chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulation, including GLP requirements for safety/toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data, must be submitted to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before clinical trials may begin. Some long-term preclinical testing may continue after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and imposes a full or partial clinical hold. FDA must notify the sponsor of the grounds for the hold and any identified deficiencies must be resolved before the clinical trial can begin. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND. A clinical hold can also be imposed once a trial has already begun, thereby halting the trial until the deficiencies articulated by FDA are corrected.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, who generally are physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, administration procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable compared to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about clinical trials, including results for clinical trials other than Phase I investigations, must be submitted within specific timeframes for publication on www.ClinicalTrials.gov, a clinical trials database maintained by the National Institutes of Health.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, FDA will nevertheless accept the results of the study in support of an NDA if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials to evaluate therapeutic indications to support NDAs for marketing approval are typically conducted in three sequential phases, which may overlap.

•Phase I—Phase I clinical trials involve initial introduction of the investigational product into healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, excretion, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

•Phase II—Phase II clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the drug’s potential efficacy, to determine the optimal dosages and administration schedule and to identify possible adverse side effects and safety risks.

•Phase III—Phase III clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and physician labeling.

Post-approval trials, sometimes referred to as Phase IV clinical trials or post-marketing studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase IV clinical trials as a condition of NDA approval.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human volunteers and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Controlled Substances

The federal Controlled Substances Act of 1970, or CSA, and its implementing regulations establish a “closed system” of regulations for controlled substances. The CSA imposes registration, security, recordkeeping and reporting, storage, manufacturing, distribution, importation and other requirements under the oversight of the DEA. The DEA is the federal agency responsible for regulating controlled substances, and requires those individuals or entities that manufacture, import, export, distribute, research, or dispense controlled substances to comply with the regulatory requirements in order to prevent the diversion of controlled substances to illicit channels of commerce.

The DEA categorizes controlled substances into one of five schedules — Schedule I, II, III, IV or V — with varying qualifications for listing in each schedule. Schedule I substances by definition have a high potential for abuse, have no currently accepted medical use in treatment in the United States and lack accepted safety for use under medical supervision. Pharmaceutical products having a currently accepted medical use that are otherwise approved for marketing may be listed as Schedule II, III, IV or V substances, with Schedule II substances presenting the highest potential for abuse and physical or psychological dependence, and Schedule V substances presenting the lowest relative potential for abuse and dependence. COMP360, if approved in the United States, will require scheduling by the DEA before it can be marketed.

Facilities that manufacture, distribute, import or export any controlled substance must register annually with the DEA. The DEA registration is specific to the particular location, activity(ies) and controlled substance schedule(s).

The DEA inspects all manufacturing facilities to review security, recordkeeping, reporting and handling prior to issuing a controlled substance registration. The specific security requirements vary by the type of business activity and the schedule and quantity of controlled substances handled. The most stringent requirements apply to manufacturers of Schedule I and Schedule II substances. Required security measures commonly include background checks on employees and physical control of controlled substances through storage in approved vaults, safes and cages, and through use of alarm systems and surveillance cameras. Once registered, manufacturing facilities must maintain records documenting the manufacture, receipt and distribution of all controlled substances. Manufacturers must submit periodic reports to the DEA of the distribution of Schedule I and II controlled substances, Schedule III narcotic substances, and other designated substances. Registrants must also report any controlled substance thefts or significant losses, and must obtain authorization to destroy or dispose of controlled substances. Imports of Schedule I and II controlled substances for commercial purposes are generally restricted to substances not already available from a domestic supplier or where there is not adequate competition among domestic suppliers. In addition to an importer or exporter registration, importers and exporters must obtain a permit for every import or export of a Schedule I and II substance or Schedule III, IV and V narcotic, and submit import or export declarations for Schedule III, IV and V non-narcotics. In some cases, Schedule III non-narcotic substances may be subject to the import/export permit requirement, if necessary, to ensure that the United States complies with its obligations under international drug control treaties.

For drugs manufactured in the United States, the DEA establishes annually an aggregate quota for the amount of substances within Schedules I and II that may be manufactured or produced in the United States based on the DEA’s estimate of the quantity needed to meet legitimate medical, scientific, research and industrial needs. The quotas apply equally to the manufacturing of the active pharmaceutical ingredient and production of dosage forms. The DEA may adjust aggregate production quotas a few times per year, and individual manufacturing or procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments for individual companies.

The states also maintain separate controlled substance laws and regulations, including licensing, recordkeeping, security, distribution, and dispensing requirements. State authorities, including boards of pharmacy, regulate use of controlled substances in each state. Failure to maintain compliance with applicable requirements, particularly as manifested in the loss or diversion of controlled substances, can result in enforcement action that could have a material adverse effect on our business, operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal prosecution.

Proposed Acquisition of EiVentures Inc.

On December 7, 2021, the Company entered into a non-binding letter of intent (“LOI”) with EiVentures Inc. (“EI”) regarding a potential transaction in which the Company would acquire all of the issued and outstanding shares of EI.  It is anticipated that EI’s stockholders will exchange their equity interests in EI for newly issued shares of common stock of the Company.

Under the LOI, David Nikzad and Jason Hobson, currently officers and directors of EI would become officers and directors of the Company, which would change its name to PSLY.COM and use PSLY as its trading symbol.  If a definitive agreement is reached, the combined companies intend to pool their resources to develop regulatory approved, plant-derived, psychoactive therapeutic treatment options and non-psychoactive nutritional supplements and related products that address global mental healthcare needs. The goal of the combined companies would be to complete pre-clinical and phase 1 trials and launch therapeutic Psilly into jurisdictions where psilocybin is legal.

EI’s focus is on the discovery, development and commercialization of regulatory approved, plant-derived, psychoactive and non-psychoactive therapeutic compounds that address global mental healthcare needs.

The transaction is subject to the condition that the Company and EI enter into a definitive agreement and either party is free to discontinue negotiations for any reason. Once a definitive agreement is reached, the transaction will require the approval of the stockholders of the Company and EI.  As a result, there can be no assurance that the Company and EI will enter into such an agreement, nor, if they do, that their stockholders will approve the transaction. When the Company enters into a definitive agreement it will file a post-qualification amendment to the Offering Statement of which the Offering Circular forms a part, with additional information regarding the transaction.

Employees

The Company’s only full-time employee is its CEO who is also the CEO of Ehave Inc., of which the Company is a majority owned subsidiary.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our Company that have not been previously settled or disclosed, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which our current or incoming directors, officers or any affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

MANAGEMENT

The following table sets forth the names, ages and positions of our current board members and executive officers:

Name	Age	Position with the Company	With the Company Since
Ben Kaplan (1)	51	President, Chief Executive and Financial Officer, Director	Since 2021
Mark Croskery (1)	48	Director	Since 2021

The business address of our officers and directors is c/o Mycotopia Therapies, Inc., 18851 NE 29th Avenue., Suite 700, Aventura, Florida 33160.

(1) Ben Kaplan was appointed as director and CEO and Mark Croskery was appointed as a director on January 20, 2021. Mark Williams and Colin Gibson resigned their respective positions on the same date.

Biographies

Benjamin Kaplan

Benjamin Kaplan, 51, has served as Ehave’s chief executive officer for the past 16 months and as chairman of its board of directors since June 2020. Mr. Kaplan has been an entrepreneur working for over 20 years in the financial sector. He has conducted his various investment activities out of New York City. Mr. Kaplan has invested in many companies both public and private, with a focus on international growth and potential for a global presence. In 2014, Mr. Kaplan was a founder and board member of Kaya Jamaica, Inc., a large cannabis company in the Caribbean (growkaya.com). In 2014, Mr. Kaplan invested in Surna (OTCQB: SRNA), a global HVAC company that provides engineering for and builds high technology facilities. In 2015, Mr. Kaplan invested in Kalytera (TSX: KALY), an Israeli botanical-based pharma company conducting research to determine cures for various illnesses, including a phase two trial for a cure for GVHD (graft versus host disease). In 2018, he assembled a 30,000 strong sales force in over 20 countries for Stemtech.com., a multi-level marketing company from south Florida. With a group of investors, they purchased the company out of bankruptcy, and Mr. Kaplan currently sits on the board of Stemtech. In 2018, Mr. Kaplan formed a partnership with others to invest in Sensi Magazine, which is published in several countries, to expand the botanical lifestyles of unique destinations globally.

Mark Croskery

Mark Croskery, 38, has 15 years of experience in financial services, wealth management, investment banking, and private equity in Jamaica and the Caribbean as a trusted advisor to many businesses and individuals. Mr. Croskery founded Croskery Capital Limited in September 2019, a boutique financial consulting company in Jamaica offering financial consulting and related services, and he currently serves as its chief executive officer and chairman of its board of directors. The company focuses on assisting corporations with strategy, building a board of directors, recruiting and aligning corporate executives (C-suite team), and troubleshooting financial accounting and operational business issues. From April 2018 to August 2019, Mr. Croskery was chief executive officer of SSL Growth Equity Limited (SSL Grow), Bridgetown, Barbados, which operated as an International Business Company in Barbados with most of its investments held in Jamaica and the Cayman Islands. At SSL Grow, Mr. Croskery was responsible for creating vision and strategy for the company’s equity, credit, and income initiatives. From May 2007 to March 2018, Mr. Croskery was president and chief executive officers of Stocks and Securities Ltd (“SSL”), Kingston, Jamaica, where he was responsible for the strategic direction and business development of the Investment Advisory Organization – Private Wealth Management, Financial Planning and Money Management, as a licensed securities dealer and member/ dealer. At SSL, Mr. Croskery provided leadership to the company’s operating team and led the sale of the company’s repurchase agreement book of business in November 2013, totaling in excess of $2 billion in assets and liabilities. Mr. Croskery obtained a Master of Science degree in Global Financial Analysis, in June 2004, from Elkin B. Callum, Graduate School of Business, Bentley College, Waltham, MA, and a Bachelor of Science degree in Finance-Accounting in May 2003, from Bentley College, Waltham, MA.

Significant Employees

We currently have one employee, who is also our chief executive officer.

Family Relationships

There are no family relationships among our current and incoming officers, directors or persons nominated for such positions.

Involvement in Certain Legal Proceedings

During the past ten years no current or incoming director, executive officer, promoter or control person of the Company has been involved in the following:

(1)A petition under the Federal bankruptcy laws or any state insolvency law which was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(1)Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(2)Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.Engaging in any type of business practice; or

iii.Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(3)Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(4)Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(5)Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(6)Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.Any Federal or State securities or commodities law or regulation; or

ii.Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(7)Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3, 4, and 5 and amendments thereto filed with the U.S. Securities and Exchange Commission since our registration statement on Form 10 became effective, no person that, at any time during the most recent fiscal year, was a director, officer, beneficial owner of more than 10% of any class of our equity securities, or any other person known to be subject to Section 16 of the Exchange Act failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act, except that our chief executive officer and director Mark D. Williams failed to report the transfer of 143,049 shares of his stock to his grandchildren.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, and principal accounting officer, which was previously filed with the Securities and Exchange Commission.

Committees of the Board of Directors

We currently do not have nominating, compensation, or audit committees or committees performing similar functions and we do not have a written nominating, compensation, or audit committee charter. Our board of directors believes that it is not necessary to have these committees, at this time, because the directors can adequately perform the functions of such committees.

Nominating and Corporate Governance Committee

We do not have a nominating and corporate governance committee. Our board of directors performed the functions associated with a nominating committee. Generally, nominees for directors are identified and suggested by the members of our board of directors or management using their business networks. Our board of directors has not retained any executive search firms or other third parties to identify or evaluate director candidates in the past and does not intend to in the near future. We have elected not to have a nominating committee because we are an exploration stage company with limited operations and resources.

Our board of directors does not have a written policy or charter regarding how director candidates are evaluated or nominated for our board of directors. Additionally, our board of directors has not created particular qualifications or minimum standards that candidates for our board of directors must meet. Instead, our board of directors considers how a candidate could contribute to our business and meet our needs and those of our board of directors. As we are an exploration stage company, our board of directors will not consider candidates for director recommended by our stockholders, and we have received no such candidate recommendations from our stockholders.

Compensation Committee

We currently do not have a compensation committee. However, our board of directors may establish a compensation committee once we are no longer in the exploration stage, which would consist of inside directors and independent members. Until a formal committee is established, our board of directors will continue to review all forms of compensation provided to our executive officers, directors, consultants and employees including stock compensation.

Audit Committee

We currently do not have nominating, compensation, or audit committees or committees performing similar functions and we do not have a written nominating, compensation, or audit committee charter. Our board of directors believes that it is not necessary to have these committees, at this time, because the directors can adequately perform the functions of such committees.

Related Party Transactions and Director Independence

Currently, there are no contemplated transactions that the Company may enter into with our current or incoming officers, directors or affiliates. If any such transactions are contemplated, we will file such disclosure in a timely manner with the Commission on the proper form so that any such transaction is available for the public to view. Notwithstanding the forgoing, it is anticipated that the Company will enter into transactions with Ehave Inc., who owns a majority of our common stock, to use certain of their technology.

The Company currently has no formal written employment agreement or other contracts with officers and directors and there is no assurance that the services to be provided by them will be available for any specific length of time in the future. The amounts of compensation and other terms of any full-time employment arrangements would be determined, if and when, such arrangements become necessary.

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). OTC Markets Pink Tier on which shares of our common stock are quoted does not have any director independence requirements. The NASDAQ definition of “Independent Director” means a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Under the definition of independent directors found in Nasdaq Rule 5605(a)(2), which is the definition we have chosen to apply, only Mark Croskery is an independent director.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for each of our last two completed fiscal years, the dollar value of all cash and noncash compensation earned by any person who was our principal executive officer and each of our three most highly compensated other executive officers or persons who were serving in such capacities during the preceding fiscal year (“Named Executive Officers”):

							Change
							in
							Pension
							Value
						Non	and Non-
						Equity	Qualified
	Year					Incentive	Deferred	All
	Ended			Stock	Option	Plan	Compensation	Other
Name and Principal	Dec.	Salary	Bonus	Award(s)	Awards	Compen-	Earnings	Compensation	Total
Position	31	($)	($)	($)	($)	sation	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ben Kaplan	2020	-	-	-	-	-	-	-	-
President and CEO	2019	-	-	-	-	-	-	-	-

Mark D. Williams	2020	142,943	-	-	-	-	-	25,000	167,943
Former President and CEO	2019	84,678	-	-	-	-	-	2,241	86,919

Colin Gibson	2020	-	-	-	-	-	-	-	-
Former Vice President	2019	85,000	-	-	-	-	-	2,241	87,241

Executive Employment Agreements

We do not have any employment agreements with our executive officers.

Outstanding Equity Awards at Fiscal Year End

We do not have any outstanding equity awards, pension plans, or other pension benefits, and there are no potential change-of-control payouts to any person.

We do not provide any long-term incentives, any stock options or awards, or any kind of additional equity awards.

Director Compensation

We did not compensate our directors for attendance at our board meetings during 2020.

On March 11, 2021 we entered into Agreements with both of our current board members. Pursuant thereto, Mr. Croskery is entitled to compensation equal to $60,000 payable quarterly in either cash or shares of the Company’s common stock, at the election of the board member. Mr. Kaplan’s agreement entitles him to compensation of $100,000 per year paybable quarterly in either cash or shares of the Company’s common stock, at the election of the board member.

Employee Benefits

In August 2014, we adopted a Premier Select Simple IRA Plan for our employees, which is available to certain eligible employees. We contribute 2% of compensation, not to exceed certain limits, for employees who participate in the IRA plan. During the years ended December 31, 2020 and 2019, we contributed $0 and $5,256, respectively, to the IRA Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Information is set forth below for any transaction during the three years ended December 31, 2020, to which we were a party and in which any of our officers and directors or any holder of more than 10% of any class of our stock had or is deemed to have a material interest.

Related-Party Transactions

Until December 31, 2019, we leased 1,800 square feet of office and warehouse space from Whistling Pete Enterprises, d/b/a Legacy Center, an Idaho limited liability company, under a year-to-year lease that commenced March 2, 2009, for

$1,200 per month, plus utilities. Whistling Pete Enterprises is owned 50% by Mark Williams, our president and a director. We paid lease payments under this lease of approximately $19,000 during the years ended December 31, 2020 and 2019, respectively.

On April 1, 2019, we entered into a lease agreement with Colin Gibson, our director, for the lease of an automobile. The lease was considered an operating lease, required monthly payments of $350, and had a term of six years. However, the lease was cancelled as of December 31, 2019.

On July 20, 2020, we granted 500,000 shares of common stock to Mark Williams for consideration relating to the winding down of our operations. The shares were valued at $0.05 for total noncash expense of $25,000.

During the nine months ended September 30, 2021, the Company entered into two term promissory notes with Ehave, Inc. in the amounts of $125,000 and $500,000. The notes mature two years after the issuance date and bear an interest rate of 1.75% per year. As of September 30, 2021, and December 31, 2020, the Company owes $625,000 and $125,000, respectively. During the three months ended September 30, 2021, and 2020, the Company recorded interest expense of $31,604 and $545, respectively, in relation to these notes. During the nine months ended September 30, 2021, and 2020, the Company recorded interest expense of $34,655 and $1,254, respectively, in relation to these notes.

Director Independence

Under the definition of independent directors found in Nasdaq Rule 5605(a)(2), which is the definition we have chosen to apply, only Mark Croskery is an independent director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information, as of December 8, 2021, respecting the beneficial ownership of our outstanding common stock by: (i) any holder of more than 5%; (ii) each of the Named Executive Officers (defined as any person who was principal executive officer during the preceding fiscal year and each other highest compensated executive officers earning more than $100,000 during the last fiscal year) and directors; and (iii) our directors and Named Executive Officers as a group, based on 13,957,957shares of common stock outstanding:

Name of Person or Group	Nature of Ownership	Amount	Percent
Principal Stockholders:
Ehave Inc. (1)	Common stock	9,793,754	70.1%

Mark D. Williams	Common stock	1,000,000	7.2

Officers and Directors:
Mark Croskery (1)	Common stock	7,537	<1

Ben Kaplan (1)	Common stock	0	0

All Executive Officers and Directors as a Group (2 persons):	Common Stock	7,537	<1%

(1)Address: 18551 NE 29th Ave. Suite 700, Aventura, FL 33180

(2)Ben Kaplan is an officer and director of Ehave, Inc. which is the owner of 9,793,754 shares of the Company’s common stock. Mr. Kaplan disclaims any beneficial ownership of the shares held by Ehave.

The persons named in the above table have sole voting and dispositive power respecting all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is determined according to the rules of the

U.S. Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security. Each director, officer, or 5% or more stockholder, as the case may be, has furnished the information respecting beneficial ownership.

DESCRIPTION OF SECURITIES

General

Our common shares are quoted on the Pink Open Market under the symbol “TPIA.” Our common shares trade and have traded on a limited or sporadic basis and should not be deemed to constitute an established public trading market. Broker-dealers often decline to trade in over-the-counter stocks that are quoted on the Pink Open Market given the market for such securities are often limited, the stocks are more volatile, and the risk to investors is greater. These factors may reduce the potential market for our common shares by reducing the number of potential investors. This may make it more difficult for investors in our common shares to sell shares to third parties or to otherwise dispose of their shares. This could cause our share price to decline, and there is no assurance that there will be liquidity in our common shares.

In addition, The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Articles of Incorporation

We are governed by our amended articles of incorporation (the “Articles”) under Nevada law (the “Act”) and by our by-laws (the “By-laws”).

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. Each share of common stock entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Stock options

On November 20, 2020, the Company issued for services rendered a stock option to purchase 400,000 shares of the Company’s common stock with an exercise price of $0.001 per share and a term of one year. The option was fully vested upon grant. During the year ended December 31, 2020, the Company recorded $19,608 as general and administrative expense in the Company’s consolidated statements of operations. As of December 31, 2020 there was no unrecognized costs for options outstanding. The Company valued the options using the Black-Scholes options pricing model using the following assumptions: 1) expected term of one year, 2) expected volatility of 157%, 3) risk-free interest rate of 0.11%, and 4) dividend yield of 0%.

Subsequent to the year ending December 31, 2020, the Company transferred the option to the Company’s former CEO, it was exercised, and was settled in third-party shares, in full.

As of and for the year ending December 31, 2019, the Company had no stock option activity and no stock options outstanding.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. As of October 8, 2021, we had 13,932,957 shares of common stock issued and outstanding and no shares of preferred stock were issued and outstanding.

Each share of common stock entitles the holder thereof to one vote on each matter submitted to a vote at a meeting of the stockholders. All of our common stock is of the same class and has the same rights and preferences. Our capital stock is issued as fully paid, and the private property of the stockholders is not liable for our debts, obligations, or liabilities. Our fully paid stock is not liable to any further call of assessment.

Holders of our common stock are entitled to receive the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution, or winding up of our company, holders of our common stock would be entitled to distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons that own more than 10% of a registered class of our equity securities to file with the U.S. Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto filed with the U.S. Securities and Exchange Commission since our registration statement on Form 10 became effective, no person that, at any time during the most recent fiscal year, was a director, officer, beneficial owner of more than 10% of any class of our equity securities, or any other person known to be subject to Section 16 of the Exchange Act failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act, except that our chief executive officer and director Mark D. Williams failed to report the transfer of 143,049 shares of his stock to his grandchildren.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Jonathan D. Leinwand, Esq.

EXPERTS

The Company engaged the independent registered public audit firm, Pinnacle Accountancy Group of Utah (“Pinnacle”), a dba of Heaton & Company, PLLC, to perform the audit for the year ended December 31, 2020. Pinnacle has audited our financial statements included in this offering statement to the extent and for the periods set forth in their audit reports. Their report is included in reliance upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This Offering Circular does not purport to restate all of the relevant provisions of the documents referred to or pertinent to the matters discussed herein, all of which must be read for a complete description of the terms relating to an investment in us. Such documents are available for inspection during regular business hours at our office by appointment, and upon written request, copies of documents not annexed to this Offering Circular will be provided to prospective investors. Each prospective investor is invited to ask questions of, and receive answers from, our representatives. Each prospective investor is invited to obtain such information concerning us and this offering, to the extent we possess the same or can acquire it without unreasonable effort or expense, as such prospective investor deems necessary to verify the accuracy of the information referred to into their Offering Circular. Arrangements to ask such questions or obtain such information should be made by contacting Ben Kaplan - at our executive offices. The telephone number is (954) 233-3511. We reserve the right, however, in our sole discretion, to condition access to information that management deems proprietary in nature, on the execution by each prospective investor of appropriate confidentiality agreements prior to having access to such information.

The offering of the common stock is made solely by this Offering Circular and the exhibits hereto. The prospective investors have a right to inquire about and request and receive any additional information they may deem appropriate or necessary to further evaluate this offering and to make an investment decision. Our representatives may prepare written responses to such inquiries or requests if the information requested is available. The use of any documents other than those prepared and expressly authorized by us in connection with this offering is not permitted and should not be relied upon by any prospective investor.

ONLY INFORMATION OR REPRESENTATIONS CONTAINED HEREIN MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR IN CONNECTION WITH THE OFFER BEING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR. THE INFORMATION PRESENTED IS AS OF THE DATE ON THE COVER HEREOF UNLESS ANOTHER DATE IS SPECIFIED, AND NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION PRESENTED SUBSEQUENT TO SUCH DATES(S).

Financial Statements - Table of Contents

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

MYCOTOPIA THERAPIES, INC.

September 30, 2021

Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020 (unaudited)	F-2
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2021 and 2020 (unaudited)	F-3
Condensed Consolidated Statements of Changes in Stockholders’ (Equity) Deficit for the Three and Nine Months Ended September 30, 2021 and 2020 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2021 and 2020 (unaudited)	F-5
Notes to the Unaudited Condensed Consolidated Financial Statements	F-6

F-1

Mycotopia Therapies, Inc.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2021	2020
CURRENT ASSETS
Cash	$947,395	$110,747
TOTAL CURRENT ASSETS	947,395	110,747

NON-CURRENT ASSETS
Equipment, net	2,746	-
TOTAL ASSETS	$950,141	$110,747

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$58,694	$220
Accrued interest - shareholder loan	7,583	1,776
Convertible note payable, net of debt discount	24,966	-
Shareholder loan, current portion	125,000	-
TOTAL CURRENT LIABILITES	216,243	1,996

Shareholder loan, non-current portion	500,000	125,000
TOTAL LIABILITIES	716,243	126,996

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.001 par value; 5,000,000 shares authorized and no shares issued or outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 13,933,537 and 12,925,420 shares issued and outstanding	13,933	12,925
Additional paid-in capital	2,750,992	-
Accumulated deficit	(2,531,027)	(29,174)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	233,898	(16,249)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$950,141	$110,747

See accompanying notes to the unaudited condensed consolidated financial statements.

F-2

Mycotopia Therapies, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2021	2020	2021	2020
Operating Expense
General and administrative	$2,354,600	$5,932	$2,467,198	$7,307
Total Operating Expense	2,354,600	5,932	2,467,198	7,307

Loss from Operations	(2,354,600)	(5,932)	(2,467,198)	(7,307)

Other income (expense)
Interest expense - related party	(31,604)	(552)	(34,655)	(1,254)

Net loss before provision for income taxes	(2,386,204)	(6,484)	(2,501,853)	(8,291)
Provision for income taxes	-	-	-	-

Net (loss) income	$(2,386,204)	$(6,484)	$(2,501,853)	$(8,291)

Basic and diluted loss per share	$(0.17)	$(0.00)	$(0.19)	$(0.00)

Average number of common shares outstanding - basic and diluted	13,643,369	12,425,420	13,168,553	12,425,420

See accompanying notes to the unaudited condensed consolidated financial statements.

F-3

Mycotopia Therapies, Inc.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

For the three and nine months ended September 30, 2021 and 2020

(Unaudited)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total

Balance as of December 31, 2020	12,925,000	$12,925	$-	$(29,174)	$(16,249)
Net loss for the quarter ended, March 31, 2021				(8,240)	(8,240)
Balance as of March 31, 2021	12,925,000	12,925	-	(37,414)	(24,489)
Net loss for the quarter ended, June 30, 2021	-	-	-	(107,409)	(107,409)
Balance as of June 30, 2021	12,925,000	$12,925	$-	$(144,823)	$(131,898)
Stock based compensation	1,007,537	1,008	2,265,992		2,267,000
Debt discount on convertible note payable			485,000		485,000
Net loss for the quarter ended, September 30, 2021				(2,386,204)	(2,386,204)
Balance as of September 30, 2021	13,932,537	$13,933	$2,750,992	$(2,531,027)	$233,898

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total

Balance as of December 31, 2019	12,425,000	$12,425	$-	$(12,645)	$280
Net loss for the quarter ended, March 31, 2020	-	-	-	(157)	(157)
Balance as of March 31, 2020	12,425,000	12,425	-	(12,802)	123
Net loss for the quarter ended, June 30, 2020	-	-	-	(1,650)	(1,650)
Balance as of June 30, 2020	12,425,000	12,425	-	(14,452)	(1,527)
Net loss for the quarter ended, September 30, 2020	-	-	-	(6,484)	(6,484)
Balance as of September 30, 2020	12,425,000	$12,425	$-	$(20,936)	$(8,011)

See accompanying notes to the unaudited condensed consolidated financial statements.

F-4

Mycotopia Therapies, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,501,853)	$(8,291)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	249	-
Amortization of debt discount	24,966	-
Stock based compensation	2,267,000	-
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	58,474	1,224
Accrued interest - shareholder loan	5,807	-
Net cash used in operating activities	(145,357)	(7,067)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,995)	-
Net cash used in investing activities	(2,995)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from shareholder loan	500,000	125,000
Proceeds from the issuance of convertible debt	485,000	-
Net cash provided by financing activities	985,000	125,000

Net increase in cash	836,648	117,933

Cash, beginning of period	110,747	-

Cash, end of period	$947,395	$117,933

Non-cash Investing and Financing Activities:
Debt discount on convertible note payable	$485,000	$-

Supplemental cash flow information:
Cash paid for interest	$-	-
Cash paid for income taxes	$-	$-

See accompanying notes to the unaudited condensed consolidated financial statements.

F-5

MYCOTOPIA THERAPIES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2021

1.  Organization and Description of Business

The Company was incorporated in Nevada on January 21, 2000, under the name RM Investors, Inc. In December 2020, we entered into definitive agreements with Ehave, Inc., an Ontario corporation (“Ehave”), Mycotopia Therapies Inc., a Florida corporation and wholly owned subsidiary of Ehave (“MYC”), and the former and current directors of 20/20 Global that provide for: (i) 20/20 Global’s purchase for $350,000 in cash of all of the outstanding stock of MYC from Ehave under a Stock Purchase Agreement, resulting in MYC becoming a wholly owned subsidiary of 20/20 Global; and (ii) the change of control of 20/20 Global’s board of directors and management under a Change of Control and Funding Agreement. In a related transaction, Ehave agreed to purchase 9,793,754 shares of 20/20 Global common stock, which constitute approximately 75.77% of the issued and outstanding shares of 20/20 Global’s common stock, for $350,000 in cash through a Stock Purchase Agreement (“MYC SPA”) with 20/20 Global stockholders Mark D. Williams, Colin Gibson, and The Robert and Joanna Williams Trust.

On January 19, 2021, the above transaction closed. Because the former shareholder of Mycotopia Therapies, Inc. acquired 75.77% of the Company’s outstanding stock and there was a change in control of the board of directors, the transaction was accounted for as a reverse merger in which Mycotopia Therapies, Inc. was deemed to be the accounting acquirer and the Company the legal acquirer. Subsequent to the transaction, the Company changed its name from 20/20 Global, Inc. to Mycotopia Therapies, Inc.

As a result of the transaction the historical consolidated financial statements of the Company for periods prior to the date of the transaction are those of Mycotopia Therapies, Inc., as the accounting acquirer, and all references to the consolidated financial statements of the Company apply to the historical financial statements of Mycotopia Therapies, Inc. prior to the transaction and the consolidated financial statements of the Company subsequent to the transaction.

2.  Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. To date, the Company has generated no revenues, experienced negative operating cash flows and has incurred operating losses since inception. Management expects the Company to continue to fund its operations primarily through the issuance of debt or equity.

For the nine months ended September 30, 2021, the Company incurred a net loss of $2,501,853, had negative cash flows from operations of $145,357 and may incur additional future losses. At September 30, 2021, the Company had total current assets of $947,395 and total current liabilities of $216,243 resulting in working capital of $731,152.

The Company’s existence is dependent upon management’s ability to develop profitable operations. Management is devoting substantially all of its efforts to developing its business and raising capital and there can be no assurance that the Company’s efforts will be successful. No assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems. The accompanying consolidated financial statements do not include any adjustments that might result should the company be unable to continue as a going concern.  The ongoing COVID-19 pandemic contributes to this uncertainty.

In order to improve the Company’s liquidity, the Company’s management is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance that the Company will be successful in its effort to secure additional equity financing.

The financial statements do not include any adjustments relating to the recoverability of assets and the amount or classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-6

MYCOTOPIA THERAPIES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2021

3.  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"), including the instructions to Form10-Q and Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"), have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, they do not include all the information and notes necessary for comprehensive financial statements.

Principles of consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, MYC. All inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. The Company has no cash equivalents.

Basic and diluted net loss per share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period before giving effect to stock options, stock warrants, restricted stock units and convertible securities outstanding, which are considered to be dilutive common stock equivalents. Diluted net loss per common share is calculated based on the weighted average number of common and potentially dilutive shares outstanding during the period after giving effect to dilutive common stock equivalents. Contingently issuable shares are included in the computation of basic loss per share when issuance of the shares is no longer contingent. The number of warrants, options, and convertible debt, which were not included in the computation of earnings per share because the effect was antidilutive, was 14,389,369 and 0 for the nine months ended September 30, 2021 and 2020, respectively.

Income taxes

The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of September 30, 2021 and December 31, 2020, the Company had a full valuation allowance against its deferred tax assets.

Stock- Based Compensation

Stock-based compensation is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718. FASB ASC 718 requires all share-based payments to employees

F-7

MYCOTOPIA THERAPIES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2021

and non- employees be recognized as compensation expense in the consolidated financial statements based on their f air values. The expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). As of September 30, 2021, the Company has not adopted a Stock Option Plan and has not 7 any options.

Fair value of financial instruments

The Company accounts for financial instruments in accordance with ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices in non-active markets or in active markets for similar assets or liabilities, observable inputs other than quoted prices, and inputs that are not directly observable but are corroborated by observable market data;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

There were no changes in the fair value hierarchy leveling during the nine months ended September 30, 2021 and 2020.

Recently issued accounting pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements, other than those disclosed below.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815 – 40)” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The ASU’s amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its financial statements.

4.  Related Party Transaction

During the nine months ended September 30, 2020, the Company entered into a two term promissory notes with Ehave, Inc. (a majority shareholder) in the amount of $125,000. During the nine months ended September 30, 2021, the Company entered into a term promissory note with Ehave, Inc. in the amount of $500,000. The notes mature two years after the issuance date and bear an interest rate of 1.75% per year. As of September 30, 2021 and December 31, 2020, the Company owes $625,000 and $125,000, respectively. During the three months ended September 30, 2021 and 2020, the Company recorded interest expense of $2,513 and $545, respectively, in relation to these notes. During the nine months ended September 30, 2021 and 2020, the Company recorded interest expense of $3,051 and $702, respectively, in relation to these notes.

5. PROMISSORY AND CONVERTIBLE NOTES

During the period ended September 30, 2021, the Company issued convertible promissory notes in the principal amount of $555,000. The principal amount includes $55,000 of original issue discount, $15,000 in deferred financing fees and 555,000 warrants with an exercise price of $1.00 per share. The term of the notes are 24 months and carry and

F-8

MYCOTOPIA THERAPIES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2021

effective interest rate of 8.00%. The notes mature beginning on August 27, 2023 through September 17, 2023. The convertible promissory notes are convertible into shares of common stock at $1.00 per share. The Company recorded a debt discount in the amount of $485,000, in the aggregate, in relation to the original issue discount, conversion feature and warrants. During the period ended September 30, 2021, the Company converted $0 of principal debt and issued -0- shares of common stock, in the aggregate, upon conversion of the convertible promissory notes. During the period ended September 30, 2021, the Company recorded amortization expense in the amount of $24,966 in relation to the amortization of debt discount of which $21,849 was recorded as amortization expense in relation to the warrants and conversion feature and $2,418 and $699 was recorded as interest expense in relation to the original issue discount and financing fees in the consolidated statements of operations and comprehensive income.  As of September 30, 2021, the Company had an unamortized balance related to debt discount, warrants, and conversion features of $52,582, $478,150, and $14,302, respectively.

6. STOCKHOLDERS’ EQUITY (DEFICIT)

STOCK BASED COMPENSATION

On July 26, 2021, the Company issued 500,000 shares of common stock to a consultant for services rendered. The Company expensed $1,126,000 in relation to this issuance.

On July 26, 2021, the Company issued 250,000 shares of common stock to a consultant for services rendered. The Company expensed $563,000 in relation to this issuance.

On July 26, 2021, the Company issued 250,000 shares of common stock to a consultant for services rendered. The Company expensed $563,000 in relation to this issuance.

On July 27, 2021, the Company issued 7,537 shares of common stock to a consultant for services rendered. The Company expensed $15,000 in relation to this issuance.

Warrants Issued

The following table reflects a summary of Common Stock warrants outstanding and warrant activity during the period ended September 30, 2021

	Underlying Shares	Weighted Average Exercise Price	Weighted Average Term (Years)
Warrants outstanding at January 1, 2021	-	-	-
Granted	555,000	1.5	2
Exercised	-	-	-
Forfeited	-	-	-
Warrants outstanding and exercisable at September 30, 2021	555,000	$1.5	2

The intrinsic value of warrants outstanding as of September 30, 2021 was $50,500.

F-9

MYCOTOPIA THERAPIES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2021

The warrants granted during the period ending September 30, 2021 were valued using the Black-Scholes option pricing model using the following weighted average assumptions:

Nine Months Ended September 31, 2021
Expected term, in years	2
Exercise price	1.5
Expected volatility	100%
Stock price	1.8 – 2.0
Risk-free interest rate	0.22 – 0.23
Dividend yield	0%

7.  Subsequent Events

The company’s management has evaluated subsequent events occurring after September 30, 2021, the date of our most recent balance sheet, through the date our financial statements were issued.

In October of 2021, the company issued 25,000 shares of common stock pursuant to the convertible promissory note agreement.

F-10

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

MYCOTOPIA THERAPIES, INC.

DECEMBER 31, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders 20/20 Global, Inc.

Heyburn, ID 83336

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of 20/20 Global, Inc. (the Company) as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has discontinued its only revenue stream, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding this matter are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Basis of Presentation and Going Concern – Disclosure

The consolidated financial statements of the Company are prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company has had recurring net losses and negative cash flows from operations. Currently management’s forecasts and related assumptions illustrate their ability to meet the obligations through management of expenditures, a merger with an existing operating company, and if necessary, obtaining additional debt financing, loans from existing directors and shareholders and private placements of capital stock for additional funding to meet its operating needs. Should there be constraints on the ability to access such financing or a merger is not consummated, the Company can manage cash outflows to meet the obligations through reductions in capital expenditures and other operating expenditures.

We identified management’s assessment of the Company’s ability to continue as a going concern as a critical audit matter. Management made judgments to conclude that it is probable that the Company’s plans will be effectively implemented and will provide the necessary cash flows to fund the Company’s obligations as they become due. Specifically, the judgments with the highest degree of impact and subjectivity in determining it is probable that the Company’s plans will be effectively implemented including its ability to reduce or delay capital expenditures and other operating expenditures, its ability to access funding from the capital market, its ability to obtain loans from existing directors and shareholders, and the potential for a business combination via a currently-pending agreement and plan of merger with a target operating company. Auditing the judgments made by management required a high degree of auditor judgment and an increased extent of audit effort.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included the following, among others: (i) evaluating the probability that the Company will be able to access funding from the capital market; (ii) evaluating the probability that the Company will be able to reduce capital expenditures and other operating expenditures if required (iii) evaluating the probability that the Company will be able to obtain loans from existing directors and shareholders, and (iv) evaluating the existence of an agreement and plan of merger with a target operating company.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2016.

Pinnacle Accountancy Group of Utah

Farmington, Utah

April 14, 2021

MYCOTOPIA THERAPIES INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019

ASSETS
Current assets:
Cash	$22,553	$209,164
Deposit on acquisition of Mycotopia Therapies, Inc.	350,000	-
Prepaid expenses	-	7,606
Other deposits and receivables	48,096	50,100
Note receivable	-	1,000
Assets of discontinued operations	34,806	946,715
Total current assets	455,455	1,214,585

Property, plant, and equipment, net	-	548

TOTAL ASSETS	$455,455	$1,215,133

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accrued liabilities	$1,149	$55,967
Liabilities of discontinued operations	-	507,263
Total current liabilities	1,149	563,230

TOTAL LIABILITIES	1,149	563,230

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized and no shares issued or outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 12,925,420 and 12,425,420 shares issued and outstanding, respectively	12,925	12,425
Additional paid-in capital	70,354	26,246
Retained earnings	371,027	613,232

TOTAL STOCKHOLDERS' EQUITY	454,306	651,903

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$455,455	$1,215,133

See accompanying notes to consolidated financial statements

MYCOTOPIA THERAPIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2020	2019

Revenue	$-	$-
Cost of revenues	-	-
Gross profit	-	-

Operating expenses:
General and administrative expenses	134,449	251,718
Consulting - related party	25,000	-
Total operating expense	159,449	251,718

Loss from operations	(159,449)	(251,718)

Other income (expense):
Interest income	2,214	16,253
Interest expense	-	(8)
Other income	-	22,251
Loss on legal settlement	-	(40,000)
Total other income (expense)	2,214	(1,504)

Net loss before provision for income tax	(157,235)	(253,222)
Provision for income tax	-	-
Net loss from continuing operations	(157,235)	(253,222)
Net (loss) income from discontinued operations, net of tax	(84,970)	258,025
Net (loss) income	$(242,205)	$4,803

Basic and fully diluted earnings per share from continuing operations	$(0.01)	$(0.02)
Basic and fully diluted earnings per share from discontinued operations	$(0.01)	$0.02
Basic and fully diluted earnings per share	$(0.02)	$0.00

Weighed average shares outstanding - basic and diluted	12,651,447	12,425,420

See accompanying notes to consolidated financial statements

MYCOTOPIA THERAPIES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years ended December 31, 2020 and 2019

	Preferred Stock		Common Stock		Additional	Retained
	Shares	Amount	Shares	Amount	Paid-in Capital	Earnings	Total
Balance, December 31, 2018	-	$ -	12,425,420	$ 12,425	$ 26,246	$ 608,429	$ 647,100
Net income	-	-	-	-	-	4,803	4,803
Balance, December 31, 2019	-	-	12,425,420	12,425	26,246	613,232	651,903
Common stock issued for services - related party	-	-	500,000	500	24,500	-	25,000
Stock options issued for services	-	-	-	-	19,608	-	19,608
Net loss	-	-	-	-	-	(242,205)	(242,205)
Balance, December 31, 2020	-	$ -	12,925,420	$ 12,925	$ 70,354	$ 371,027	$ 454,306

See accompanying notes to consolidated financial statements

MYCOTOPIA THERAPIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019

Cash flows from operating activities:
Net (loss) income	$(242,205)	$4,803
Less: net loss (income) from discontinued operations	84,970	(258,025)
Depreciation expense	548	323
Stock compensation - related party	25,000	-
Stock compensation	19,608	-
Change in operating assets and liabilities:
Prepaid and other receivables	9,610	1,547
Accounts payable and accrued liabilities	(54,818)	52,729
Operating cash flow from discontinued operations	(145,518)	297,290
Net cash (used in) provided by operating activities	(302,805)	98,667

Cash flows from investing activities:
Deposit on acquisition of Mycotopia Therapies, Inc.	(350,000)	-
Issuance of note receivable	-	(4,500)
Repayment of note receivable	1,000	3,500
Net cash used in investing activities	(349,000)	(1,000)

Net (decrease) increase in cash	(651,805)	97,667
Cash of continuing operations at beginning of period	209,164	-
Cash of discontinued operations at beginning of period	500,000	611,497
Cash at end of period	$57,359	$709,164
Less: cash of discontinued operations, end of period	(34,806)	(500,000)
Cash of continuing operations at end of period	$22,553	$209,164

Supplemental cash flow information:
Cash paid for interest	$-	$8
Cash paid for income taxes	$-	$-

See accompanying notes to consolidated financial statements

MYCOTOPIA THERAPIES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization and Business Activity

We were incorporated in Nevada on January 21, 2000, under the name RM Investors, Inc. On March 15, 2014, under the terms of an Exchange Agreement and Plan of Reorganization, we acquired 100% of the issued and outstanding shares of our subsidiary 20/20 Produce Sales, Inc., an Idaho corporation that was incorporated on December 22, 1994. Our business operations are conducted through our wholly owned subsidiary. In connection with this reorganization, we obtained a new CUSIP number for our common stock, FINRA approval of our name change from RM Investors, Inc. to 20/20 Global, Inc. and a new trading symbol for our shares on the OTC market place, and effected a 2-for-1 forward split of the then-issued and outstanding shares of our common stock.

In December 2020, we entered into definitive agreements with Ehave, Inc., an Ontario corporation, Mycotopia Therapies Inc., a Florida corporation and wholly owned subsidiary of Ehave, Inc., and the former and current directors of 20/20 Global that provide for the 20/20 Global’s purchase of all of the outstanding stock of Mycotopia Therapies, Inc. from Ehave, Inc. (see Note 10).

Since the reverse merger on January 20, 2021 (the “Closing”), the Company has been leveraging its relationship with its parent company, Ehave, Inc. (“EHVVF”) to integrate the use of digital and data therapeutics to measure the effect of Psylicibin and related compounds on mental health.

Our accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. However, we have recently been forced to discontinue our only revenue stream, which raises substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of 20/20 Global, Inc. and our wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in these consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our financial statements include, when applicable, disclosures of estimates, assumptions, uncertainties, and markets that could affect our financial statements and future operations.

Reclassifications

The prior-year amounts have been modified in these financial statements to properly report amounts under current operations and discontinued operations (see Note 9).

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of less than three months, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value, to be cash equivalents.

Accounts Receivable and Doubtful Accounts

Accounts receivable are stated at invoice value, which is net of any off-invoice promotions. A provision for doubtful accounts is recorded and based upon an assessment of credit risk within the accounts receivable portfolio, experience of delinquencies and charge-offs, and current market conditions. Management believes these provisions are adequate based upon the relevant information presently available. The allowance provided for the years ended December 31, 2020 and 2019 was $0. The write-offs for the years ended December 31, 2020 and 2019, were $0 and $15,440, respectively

Inventory

Substantially all inventories are stated at cost at the lower of first-in, first-out (“FIFO”) method or market. Inventory consists of packaging/raw materials.

Fixed Assets and Depreciation

Property, plant, and equipment are stated at cost. For financial reporting, we provide for depreciation on the straight- line method at rates based upon the estimated useful lives of the various assets. Depreciation expense was $548 and $323 for the years ended December 31, 2020 and 2019, respectively. The estimated useful lives are as follows: buildings and improvements—30 years; machinery and equipment—10-15 years; computer software—3-5 years; vehicles—3-7 years; and land improvements—10-20 years. We assess our long-lived assets for impairment whenever there is an indicator of impairment. Impairment losses are evaluated if the estimated undiscounted cash flows from using the assets are less than carrying value. A loss is recognized when the carrying value of an asset exceeds its fair value. There were no impairment losses in 2020 and 2019.

Revenue Recognition

The Company follows Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. Under ASC Topic 606, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the company expects to receive in exchange for those goods. We apply the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation.

We only apply the five-step model to contracts when it is probable that we will collect the consideration to which we are entitled in exchange for the goods or services we transfer to our customer. Once a contract is determined to be within the scope of ASC Topic 606, at contract inception we review the contract to determine which performance obligations we must deliver and which of these performance obligations are distinct. We recognize as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, our performance obligations are transferred to customers at a point in time, typically upon delivery.

Our shipping terms typically specify FOB origination, at which time title and risk of loss, as well as shipping and handling fees, have passed on to the customer. Shipping and handling costs and fees are treated as a delivered load. On a delivered load versus an FOB load, we actually take the billing and pay the carriers. We contract with the carrier and, therefore, handle the shipping and handling charges and treat them as a “delivered sale.”

Sales to our largest customer amounted to approximately 58% of our total net sales in 2019, and our top two customers collectively accounted for approximately 92% of our total net sales. Approximately 54 % of our total accounts receivable as of December 31, 2019, was due from our largest customer.

Fair Value of Financial Instruments

We follow FASB ASC subtopic 825-10-50-10, Financial Instruments-Overall-Disclosure, for disclosures about fair value of our financial instruments and subtopic 820-10-35-37, Fair Value Measurement-Overall-Subsequent Measurement, to measure the fair value of our financial instruments.

Subtopic 820-10-35-37 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, subtopic 820-10-35-37 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by subtopic 820-10-35-37 are described below:

Level 1:Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of our financial assets and liabilities, such as cash, prepaid expenses, and accrued expenses approximate their fair value because of the short maturity of those instruments.

Income Taxes

We adopted ASC Topic 740-10-25, Income Taxes—Recognition, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC Topic 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC Topic 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC Topic 740-10-25.

Share-based Expenses or Stock Based Compensation

We follow ASC Topic 718, Compensation–Stock Compensation, which prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values on the grant date. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Upon the adoption of Accounting Standards Update (“ASU”) 2018-07, Compensation–Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, we measured the fair value of equity instruments for nonemployee-based payment awards on the grant date.

Income (Loss) per Share

Basic income per common share equals net income (loss) divided by weighted average common shares outstanding during the period. Diluted income (loss) per share includes the impact on dilution from all contingently issuable shares, including options, warrants, and convertible securities, and is not presented if anti-dilutive. The common stock equivalents from contingent shares are determined by the treasury stock method.

The computation of diluted loss per share for the year ended December 31, 2020 excludes 400,000 shares of common stock issuable under outstanding exercisable stock options. We had no potentially dilutive securities as of December 31, 2019.

Recent Accounting Pronouncements

We have reviewed recently issued accounting pronouncements and plan to adopt those that are applicable to us. We do not expect the adoption of any pronouncements to have an impact on our results of operations or financial position.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on the assumption that we will continue as a going concern. As discussed in Note 1, we have discontinued our operations as of December 31, 2020. We had a net loss of loss of $157,235 from continuing operations for the year ended December 31, 2020. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue our operations as a going concern is dependent on management’s plans, which includes successfully integrating Mycotopia Therapies, Inc. which was acquired subsequent to December 31, 2020. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

NOTE 4 – LEASE

On April 1, 2019, we entered into a lease agreement with Colin Gibson, director, for the lease of an automobile. The lease was considered an operating lease, required monthly payments of $350, and had a term of six years. We had accounted for the lease under ASU 842, Leases; however, the lease was cancelled as of December 31, 2019. As a result of the cancellation, both the right of use asset and the lease liability were removed with no gain or loss.

The lease expense for the year ended December 31, 2019, was $3,150, which consisted of amortization expense of

$1,682 and interest expense of $1,468. The cash paid under our operating lease during the year ended December 31, 2019, was $3,150. We have used a discount rate of 8%, which is our deemed incremental borrowing rate.

NOTE 5 – RELATED-PARTY TRANSACTIONS

We lease our office from Whistling Pete Enterprises, d/b/a Legacy Center, an Idaho limited liability company. The lease, which commenced on March 2, 2009, at a rate of $1,200 per month plus utilities. Subsequent to December 31, 2020 the lease was terminated at no cost. In accordance with ASC 842, leases, we elected to exclude short-term leases, or leases with a term of twelve months or less that do not contain a purchase option that we are reasonably certain to exercise, from our ROU asset and lease liability calculations. Whistling Pete Enterprises is owned 50% by Mark Williams, our president. Total lease payments were approximately $19,000 during the years ended December 31, 2020 and 2019, respectively.

On July 20, 2020, we granted 500,000 shares of common stock to Mark Williams for consideration relating to the winding down of our operations. The shares were valued at $0.05 for total noncash expense of $25,000.

NOTE 6 – EMPLOYER IRA PLAN

In August 2014, we adopted a Premier Select Simple IRA Plan, which covers all eligible employees who choose to participate. We contribute 2% of compensation, not to exceed certain limits, for employees who participate in the IRA Plan. During the years ended December 31, 2020, and 2019, we contributed $0 and $5,256, respectively, to the IRA Plan.

NOTE 7 – INCOME TAXES

We recognize the financial statement effects of tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. Recognized tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with a taxing authority. We have not taken a tax position that, if challenged, would have a material effect on the consolidated financial statements or the effective tax rate for the years ending December 31, 2019 and 2018.

We join in filing a consolidated income tax return with our subsidiary. We have allocated federal income taxes by applying 21% for the years ending December 31, 2019 and 2018, respectively, and state income taxes by applying 7.4% to our taxable income.

We comply with GAAP, which requires the determination of deferred income taxes using an asset and liability approach, whereby deferred tax liabilities and assets are recognized for expected future tax consequences of temporary differences between carrying amounts and tax basis of asset and liabilities. Deferred balances are adjusted to reflect enacted changes in income tax rates. We do not have any deferred income taxes.

The provision for federal and state income taxes is associated with and included in net income from discontinued operations and consists of the following components:

	2020	2019
Federal	$-	$13,093
State	-	4,307
Total	$-	$17,400

The reconciliation between income taxes at the U.S. federal and state statutory rates of approximately 28.4% and the amount recorded in the accompanying consolidated financial statements is as follows:

	2020	2019
Tax expense at U.S. federal statutory rate	$(54,229)	$13,093
Tax expense at state statutory rate	(14,126)	4,307
Change in valuation allowance	68,355	-
Total	$-	$17,400

We comply with GAAP, which requires the determination of deferred income taxes using an asset and liability approach, whereby deferred tax liabilities and assets are recognized for expected future tax consequences of temporary differences between carrying amounts and tax basis of asset and liabilities. Deferred balances are adjusted to reflect enacted changes in income tax rates. Due to the likelihood that the deferred assets will not be realized, a full valuation allowance has been recorded. Deferred tax assets are as follows

	2020	2019
Federal net operating loss carryforward	$50,112	$-
State net operating loss carryforward	13,053	-
Stock based compensation	5,190	-
Total deferred tax assets	68,355	-
Valuation allowance	$(68,355)	$-
	-	-

The company has net operating losses amounting to $238,638 for federal and Idaho which can be carried forward indefinitely but are limited to 80% usage.

Each of the last three tax years we have been in operation is subject to examination by the Internal Revenue Service.

NOTE 8 – STOCKHOLDERS’ EQUITY

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. Each share of common stock entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Stock options

On November 20, 2020, the Company issued for services rendered a stock option to purchase 400,000 shares of the Company’s common stock with an exercise price of $0.001 per share and a term of one year. The option was fully vested upon grant. During the year ended December 31, 2020, the Company recorded $19,608 as general and administrative expense in the Company’s consolidated statements of operations. As of December 31, 2020 there was no unrecognized costs for options outstanding. The Company valued the options using the Black-Scholes options pricing model using the following assumptions: 1) expected term of one year, 2) expected volatility of 157%, 3) risk-free interest rate of 0.11%, and 4) dividend yield of 0%.

Subsequent to the year ending December 31, 2020, the Company transferred the option to the Company’s former CEO, it was exercised, and was settled in third-party shares, in full.

As of and for the year ending December 31, 2019, the Company had no stock option activity and no stock options outstanding.

NOTE 9 – DISCONTINUED OPERATIONS

On July 1, 2019, Performance Food Group Company (“PFG”) announced that it entered into a definitive agreement to acquire Reinhart Foodservice, LLC (“Reinhart”) from Reyes Holdings, LLC. Reinhart is a principal purchaser of our fresh produce distribution business. On December 20, 2019, PFG received approval from the Federal Trade Commission to acquire Reinhart and closed the transaction on December 30, 2019. Most of our business through our License Agreement with Markon Cooperative is purchased by Reinhart. Although our Markon License Agreement has not been terminated, PFG notified us that it will use its existing suppliers, which do not include us. Since this agreement that generates over half of our existing business is effectively terminated, we decided to discontinue our fresh produce distribution business, and we have notified all of our vendors and suppliers that we will not conduct new business with them after December 27, 2019.

In accordance with the provisions of ASC 205-20, Presentation of Financial Statements, we have separately reported the assets and liabilities of the discontinued operations in the consolidated balance sheets. The assets and liabilities have been reflected as discontinued operations in the consolidated balance sheets as of December 31, 2020 and 2019, and consist of the following:

	December 31,
	2020	2019
Current Assets of Discontinued Operations:
Cash	$34,806	$500,000
Accounts receivable	-	446,715
Inventory	-	-
Total Current Assets of Discontinued Operations:	$34,806	$946,715

Current Liabilities of Discontinued Operations:
Accounts payable	$-	$489,863
Accrual	-	17,400
Total Current Liabilities of Discontinued Operations:	$-	$507,263

In accordance with the provisions of ASC 205-20, we have not included the results of operations from discontinued operations in the results of continuing operations in the consolidated statements of operations. The results of operations from discontinued operations for the years ended December 31, 2020 and 2019, have been reflected as discontinued operations in the consolidated statements of operations for the years ended December 31, 2020 and 2019, and consist of the following.

	For the Year Ended
	December 31,
	2020	2019

Revenue of discontinued operations	$-	$12,283,783
Cost of revenues of discontinued operations	-	11,612,910
Gross profit of discontinued operations	-	670,873

Operating Expenses of Discontinued Operations:
General and administration expenses	27,204	113,698
Business development	-	42,080
Salaries and wages	57,766	212,500
Sales/marketing expense	-	27,967
Taxes - payroll	-	16,478
Total operating expense of discontinued operations	84,970	412,723

Operating (loss) income from discontinued operations	(84,970)	258,150

Other Income of Discontinued Operations:
Other income	-	17,275

Net (loss) income from discontinued operations before provision for income tax	(84,970)	275,425
Provision for income tax expense from discontinued operations	-	(17,400)
Net (loss) income from discontinued operations	$(84,970)	$258,025

In accordance with the provisions of ASC 205-20, we have included the net cash provided by discontinued operations in the consolidated statements of cash flows. The net cash provided by discontinued operations in the consolidated statements of cash flows for the years ended December 31, 2019 and 2018, consist of the following.

	For the Years Ended December 31,
	2020	2019
Net (loss) income from discontinued operations, net of tax	$(84,970)	$258,025
Changes in assets and liabilities:
Accounts receivable	446,715	365,046
Inventory	-	16,593
Accounts payable and accrued liabilities	(507,263)	(342,374)
Net cash (used in) provided by discontinued operations	$(145,518)	$297,290

NOTE 10 – LEGAL PROCEEDINGS

On June 27, 2019, the Company was served with Petitioner’s Motion to Join 20/20 Global as a Necessary Third-Party Respondent to the Present Action, and to Enforce the Judgment Entered October 9, 2018, by Ordering 20/20 Global, Inc., to Turn Over Marital Securities Earned by Respondent and Awarded to Petitioner and a Subpoena for Deposition (Records only) in the matter of In re the Marriage of Penni Gruenberg v. Myron Gruenberg, Case No. 17 D 3662, pending in the Circuit Court of Cook County, Illinois. Petitioner sought return of the shares originally represented by certificates nos. 539 and 540, which were returned by Mr. Gruenberg and cancelled by us after termination of our agreement with him for his failure to perform under the Master Services Agreement. We did not believe Mr. Gruenberg is entitled to the shares and, therefore, they could not be awarded to his spouse in litigation and vigorously defended this position. On March 6, 2020, an agreed order was entered whereby Penni Gruenberg voluntarily withdrew her petition in accordance with the terms of the settlement agreement dated March 4, 2020. Per the terms of the settlement, we paid $40,000 to Ms. Gruenberg which was recorded as loss on legal settlement as an other expense in the Company’s consolidated statements of operations for the year ending December 31, 2019.

NOTE 11 – SUBSEQUENT EVENTS

In December 2020, we entered into definitive agreements with Ehave, Inc., an Ontario corporation (“Ehave”), Mycotopia Therapies Inc., a Florida corporation and wholly owned subsidiary of Ehave (“MYC”), and the former and current directors of 20/20 Global that provide for: (i) 20/20 Global’s purchase for $350,000 in cash of all of the outstanding stock of MYC from Ehave under a Stock Purchase Agreement, resulting in MYC becoming a wholly owned subsidiary of 20/20 Global; and (ii) the change of control of 20/20 Global’s board of directors and management under a Change of Control and Funding Agreement. In a related transaction, Ehave agreed to purchase 9,793,754 shares of 20/20 Global common stock, which constitute approximately 75.77% of the issued and outstanding shares of 20/20 Global’s common stock, for $350,000 in cash through a Stock Purchase Agreement (“MYC SPA”) with 20/20 Global stockholders Mark D. Williams, Colin Gibson, and The Robert and Joanna Williams Trust. Prior to these transactions, neither 20/20 Global nor its officers and directors had a material relationship with Ehave, MYC, or their respective officers and directors.

All of the above transactions were closed on January 19, 2021.

As a result of the MYC SPA, MYC became a wholly owned subsidiary of 20/20 Global, through which we plan to conduct our operations. MYC is a start-up enterprise that proposes to develop a business to provide psychedelic- enhanced holistic methodologies to improve mental wellbeing. In the next five years, our business model will focus on the following areas: palliative care, depression, and anxiety. We will leverage our minority equity interest in PsychedeliTech Inc. and our relationship with Ehave Inc. to create new opportunities for our shareholders and partners. We hope to license and acquire access to technology and companies that will build added value for our company as this industry matures.

The following table provides unaudited pro forma results for the years ended December 31, 2020 and 2019, as if the Stock Purchase Agreement consummated on January 1, 2019. The pro forma results of operations for these periods ended were prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the Stock Purchase Agreement been made as of January 1, 2019 or results that may occur in the future.

	Pro Forma (Unaudited) for the years ended December 31,
	2020	2019
Net revenue	$-	$-
Net loss	$(14,253)	$(-)
Net loss per common share, basic and diluted	$(0.00)	$(-)

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855, Subsequent Events, from the balance sheet date through the date the financial statements were issued and has determined that no additional material subsequent events exist.

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Amended and Restated Articles of Incorporation of 20/20 Global, Inc.( Incorporated by reference from the registration statement on Form 10 filed April 15, 2019).
2.2	Bylaws of 20/20 Global, Inc. (Incorporated by reference from the registration statement on Form 10 filed April 15, 2019).
2.3	Amendment to Bylaws. (Incorporated by reference from the Quarterly Report on Form 10-Q filed May 20, 2021).
2.4	Amendment to Articles of Incorporation. (Incorporated by reference from the Quarterly Report on Form 10-Q Filed on August 20, 2021).
4.1	Subscription Agreement
6.1	Stock Purchase Agreement between 20/20 Global, Inc. and Ehave, Inc.( Incorporated by reference from the Current Report on Form 8-K filed December 29, 2020.
6.2	Change of Control and Funding Agreement. (Incorporated by reference from the Current Report on Form 8-K filed December 29, 2020).
6.3	Amendment to Escrow Agreement and Definitive Agreements. (Incorporated by reference from the Current Report on Form 8-K filed January 6, 2021).
11.1	Consent of Pinnacle Accountancy Group of Utah
11.2	Consent Jonathan D. Leinwand, P.A. (contained in Exhibit 12.1)
12.1	Legal Opinion of Jonathan D. Leinwand, P.A.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 6, 2022.

MYCOTOPIA THERAPIES INC.

Date: January 6, 2022	By:	/s/ Ben Kaplan
Ben Kaplan
Chief Executive Officer
(Principal Executive Officer, Principal Financial Officer)